Exhibit 3.1

BROOKFIELD PRIVATE EQUITY FUND LP

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

DATED AS OF AUGUST 21, 2025

THE LIMITED PARTNERSHIP INTERESTS (THE “UNITS”) OF BROOKFIELD PRIVATE EQUITY FUND LP (THE “PARTNERSHIP”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS, OTHER THAN UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED (THE “1934 ACT”), IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS Amended and Restated limited PARTNERSHIP Agreement. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS Amended and Restated Limited PARTNERSHIP Agreement. THEREFORE, PURCHASERS OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

TABLE OF CONTENTS

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Article VI Expenses and Fees		32

Section 6.1.	General Partner Expenses	32
Section 6.2.	Management Fee and Investment Management Agreement	32
Section 6.3.	Fund Expenses	33
Section 6.4.	Certain Expenses	37

Article VII Books and Records and Reports to Partners		37

Section 7.1.	Books and Records	37
Section 7.2.	Federal, State, Local and Non-United States Income Tax Information	37
Section 7.3.	Reports to Partners	38
Section 7.4.	Partnership Informational Meetings	38

Article VIII Transfers, Withdrawals and Default		39

Section 8.1.	Transfer of the General Partner	39
Section 8.2.	Assignments/Substitutions by Unitholders	39
Section 8.3.	Further Actions	40
Section 8.4.	Withdrawals Generally	40
Section 8.5.	Required Withdrawals	41
Section 8.6.	Redemption of Units	40

Article IX Duration and Termination of the Partnership		42

Section 9.1.	Duration	42
Section 9.2.	Termination	42

Article X Capital Accounts and Allocations of Profits and Losses		43

Section 10.1.	Capital Accounts	43
Section 10.2.	Allocations of Profits and Losses	43
Section 10.3.	Special Allocation Provisions	44
Section 10.4.	Tax Allocations	45
Section 10.5.	Other Allocation Provisions	46
Section 10.6.	Tax Advances	46
Section 10.7.	Tax Filings	47
Section 10.8.	Tax Considerations	47
Section 10.9.	Compliance with FATCA	47

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Appendix A – Form of Investment Management Agreement

Appendix B – Redemption Program

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AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

Brookfield Private Equity Fund LP

This AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of Brookfield Private Equity Fund LP, a Delaware limited partnership (the “Partnership”), is made as of this 21st day of August, 2025, by and among Brookfield Private Equity Fund GP LLC, a Delaware limited liability company, as general partner (the “General Partner”), the Initial Limited Partner, and the parties listed in the books and records as limited partners of the Partnership, as limited partners.

WHEREAS, the Partnership was formed pursuant to a Certificate of Limited Partnership, dated as of May 21, 2025, which was filed for recordation in the office of the Secretary of State of the State of Delaware on May 21, 2025 and a Limited Partnership Agreement, dated as of May 21, 2025 (the “Original Agreement”), between the General Partner and the Initial Limited Partner; and

WHEREAS, the parties hereto desire to enter into this Agreement and permit the withdrawal of the Initial Limited Partner and the admission of the limited partners referred to above as Unitholders (as defined below) and further to make the modifications hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to amend and restate the Original Agreement in its entirety to read as follows:

Article I

Definitions

As used herein, the following terms shall have the following meanings:

1934 Act: The U.S. Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time.

1940 Act: The U.S. Investment Company Act of 1940 and the rules and regulations promulgated thereunder, as amended from time to time.

75% in Interest: At any time, the Unitholders holding 75% of the total Units then entitled to vote in the Partnership.

Act: The Delaware Revised Uniform Limited Partnership Act, 6 Del. Code § 17-101 et seq., as amended from time to time or any successor statute.

Adjusted Capital Account Balance: With respect to any Partner, the balance in such Partner’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5) and any amounts such Partner is obligated to restore pursuant to any provision of this Agreement. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

Advisers Act: The U.S. Investment Advisers Act of 1940 and the rules and regulations promulgated thereunder, as amended from time to time.

Affiliate: With respect to a Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person, except that (a) no Portfolio Company or subsidiary thereof or portfolio company of Brookfield or another Brookfield Account or subsidiary thereof shall be deemed to be an “Affiliate” of the General Partner, the Manager or Brookfield and (b) no subsidiary or affiliate of Brookfield Asset Management Ltd. or Brookfield Corporation in respect of which an actual or virtual information barrier is in place, or in respect of which there is little to no coordination or consultation in respect of investment decisions (in each case, with respect to clause (b), as determined by the General Partner in its discretion based on the relevant facts and circumstances applicable to each particular situation), including for the avoidance of doubt Oaktree Capital Group LLC and its Affiliates, shall be deemed to be an “Affiliate” of the General Partner, the Manager or Brookfield.

Affiliate Services: As defined in Section 4.5(c).

Aggregator: BPEF US Aggregator (ON) LP, a limited partnership formed under the laws of the Province of Ontario, including any successor vehicles thereto or any vehicles used to aggregate the holdings of the Partnership and any Parallel Funds.

Agreed Value: The fair market value of a Partner’s non-cash Subscriptions as agreed to by such Partner and the General Partner.

Agreement: As defined in the recitals hereto.

Assignee: As defined in Section 8.2(a).

Assumed Income Tax Rate: The highest effective marginal statutory combined U.S. federal, state and local income tax (including, without limitation, any tax imposed under Section 1401 and 1411 of the Code) rate for a Fiscal Year prescribed for an individual residing in New York City, New York (taking into account (a) the limitations on the deductibility of expenses and other items for U.S. federal income tax purposes and (b) the character (e.g., long-term or short-term capital gain or ordinary income or qualified dividend income) of the applicable income).

BAM: Brookfield Asset Management Ltd.

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Bankruptcy: As to a Partner, (a) the filing by a Partner of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the Code (or corresponding provisions of future laws) or any other U.S. Federal or state insolvency law or under any other applicable insolvency law, or a Partner’s filing an answer consenting to or acquiescing in any such petition, (b) the making by a Partner of any assignment for the benefit of its creditors or the admission by a Partner in writing of its inability to pay its debts as they mature, (c) the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the Code (or corresponding provisions of future laws), seeking an application for the appointment of a receiver for the assets of a Partner, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other U.S. Federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such sixty (60) day period or (d) any other similar event of bankruptcy or insolvency under the laws of any other relevant jurisdiction with respect to such Partner. With respect to the General Partner, the events set forth in the foregoing definition of “Bankruptcy” are intended to replace and shall supersede the events set forth in Sections 17¬402(a)(4) and 17-402(a)(5) of the Act.

Board of Directors: As defined in Section 5.3(a).

BPE Canada: Brookfield Private Equity Fund (Canada), a trust established under the laws of the Province of Ontario, Canada, having its registered office at Brookfield Place, 181 Bay Street, Suite 100, Toronto, Ontario M5J 2T3.

BPE Lux: Brookfield Private Equity Fund (SICAV), a sub-fund of Brookfield Oaktree Wealth Solutions Alternative Funds S.A. SICAV-UCI Part II, a Luxembourg multi-compartment investment company with variable capital (société d’investissement à capital variable), together with its feeder funds, sub-funds, parallel funds and other related entities.

BPE Lux Aggregator: BPE (Aggregator) SCSp, a Luxembourg special limited partnership (société en commandite spéciale).

BPE Program Participants: (i) the Fund, (ii) BPE Lux, (iii) BPE Canada, (iv) any other Brookfield Account that (1) invests alongside the Fund, BPE Canada and/or BPE Lux and (2) is designated as a BPE Program Participant by Brookfield in its sole discretion, and (v) in the case of each Person described in the immediately preceding clauses (i) through (iv), any of their respective intermediate entities and other related entities.

Broken Deal Expenses: As defined in Section 6.3(a)(xxx).

Brookfield: BAM, Brookfield Corporation and each of their respective Affiliates.

Brookfield Accounts: Brookfield Funds, together with Brookfield.

Brookfield Funds: Public and private investment vehicles and programs that Brookfield currently manages and participates in, and may in the future manage and participate in, including co-investment vehicles, sidecar vehicles, separate accounts, region-specific vehicles, strategy-specific vehicles, sector-specific vehicles and proprietary vehicles and, in the case of each of the aforementioned fund vehicles, each entity formed as a parallel fund, executive fund, companion vehicle, feeder vehicle, co-investment vehicle or alternative investment vehicle thereof.

Brookfield Investors: As defined in Section 4.1(d).

Brookfield Units: Class B-1 Units, Class B-2 Units and any other class or series of Units designated by the General Partner as “Brookfield Units.”

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Business Day: Any day except a Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Canada are required or authorized by law to close.

Capital Account: As defined in Section 10.1(a).

Carrying Value: With respect to any Partnership asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the Carrying Values of all Partnership assets may be adjusted to equal their respective Fair Market Values, as determined by the General Partner, in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any additional Units by any new or existing Partner in exchange for more than a de minimis Subscription; (b) the date of the distribution of more than a de minimis amount of Partnership property (other than a pro rata distribution) to a Partner; or (c) such other dates as may be specified in such Treasury Regulations; provided, that adjustments pursuant to clauses (a), (b) or (c) above shall be made only if the General Partner determines in its sole discretion that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners. The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted immediately prior to such distribution to equal its Fair Market Value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits and Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes.

Cause: Cause as determined by the General Partner in its sole discretion, which may include but is not limited to, conduct or circumstances that would be detrimental to the operations or reputation of the Partnership, the General Partner or Brookfield or may impair the Independent Directors’ ability to perform their duties in a satisfactory manner.

CFIUS: The Committee on Foreign Investment in the United States.

Class B-1 Unit: A Unit entitling the holder thereof to the rights of a holder of a Class B-1 Unit as provided in this Agreement.

Class B-2 Unit: A Unit entitling the holder thereof to the rights of a holder of a Class B-2 Unit as provided in this Agreement.

Class D Unit: A Unit entitling the holder thereof to the rights of a holder of a Class D Unit as provided in this Agreement.

Class I Unit: A Unit entitling the holder thereof to the rights of a holder of a Class I Unit as provided in this Agreement.

Class S Unit: A Unit entitling the holder thereof to the rights of a holder of a Class S Unit as provided in this Agreement.

Code: The U.S. Internal Revenue Code of 1986, as the same may be amended from time to time or any successor statute.

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Comparable Fund: Any Brookfield Account which has, the same or similar investment objective, in whole or in part, with the Partnership (e.g., based on the size, structure, industry, stage of life or similar defining features of certain investments or any other factor set forth in the allocation policy of Brookfield and/or the Manager, which may be amended from time to time).

Constituent Member: Any Person that is an officer, director, member, partner, manager or shareholder in a Person, or any Person that, indirectly through one or more entities, is an officer, director, member, partner, manager or shareholder in a Person.

Control, Controlled, and Controlling: The possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Corporation: As defined in Section 2.11(c).

Covered Transaction: Any “covered transaction” as that term is defined in the DPA.

Director: As defined in Section 5.3(a).

Disabling Conduct: A finding by any court or governmental body of competent jurisdiction in a final, non-appealable judgment not stayed or vacated within thirty (30) days that the General Partner or the Manager has committed (A) a material violation of U.S. federal or state securities laws that has a material adverse effect on the business of the Partnership or the ability of the General Partner or the Manager to perform their respective duties under the terms of this Agreement or the Investment Management Agreement, as the case may be or (B) fraud or willful misconduct by the General Partner or the Manager in connection with the performance of their respective duties under the terms of this Agreement or the Investment Management Agreement, as the case may be, that has a material adverse effect on the business of the Partnership; provided, however, that any finding of Disabling Conduct shall be deemed to have been cured if all individuals who engaged in the conduct constituting such Disabling Conduct have been terminated from all positions such Person held with the General Partner or the Manager; provided, further, that no Disabling Conduct shall be deemed to be cured unless (I) any actual monetary losses suffered by the Partnership as a direct result of misappropriation of funds in connection with such Disabling Conduct have been recovered or the Partnership has otherwise been reimbursed for such actual monetary losses or (II) such cure is otherwise approved by the Board of Directors.

DPA: Section 721 of the U.S. Defense Production Act of 1950, as amended, including all implementing regulations thereof.

DRIP: As defined in Section 3.5.

Early Redemption Fee: A deduction applied to any redemption request with respect to Investor Units that have been outstanding for less than 24 months equal to 5% of the NAV of such Investor Units being redeemed (calculated as of the Redemption Date).

ERISA: The U.S. Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

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ESG: As defined in Section 4.5(b).

Excess Profits: As defined in Section 3.3(a)(i).

Fair Market Value: The value of the Investments, determined in accordance with the valuation policies of the Partnership, as updated from time to time.

FATCA: Sections 1471 through 1474 of the Code, any present or future regulations promulgated thereunder or official interpretations thereof or any forms, instructions or other guidance issued pursuant thereto, any agreements entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreements entered into in connection with such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreements or similar regimes or any legislation or regime which implements, or implements rules similar to, any intergovernmental agreement entered into for the automatic exchange of tax information or the Organization for Economic Co-operation and Development’s Common Reporting Standard.

FATCA Covered Entity: (a) The Partnership, the Feeder, the Manager, the General Partner, the Aggregator, any Parallel Fund, any Feeder Fund or any Intermediate Entity, (b) any Person in which any entity described in clause (a) holds any direct or indirect interest and (c) any member of any “expanded affiliated group” (as defined in Section 1471(e)(2) of the Code) of, or any “related entity” with respect to (in each case, within the meaning of FATCA), any Person described in clause (a) or (b).

Feeder: Brookfield Private Equity TE Feeder Fund LP, a Delaware limited partnership that is formed by the General Partner or its Affiliates to serve as a vehicle which will directly or indirectly (including through one or more Corporations) invest all or substantially all of its investable assets in the Partnership.

Feeder Fund: A Unitholder that is formed by the General Partner or its Affiliates to serve as a vehicle which will invest all or substantially all of its investable assets in the Partnership, including the Feeder.

Feeder Fund Investor: A limited partner or similar investor in any Feeder Fund.

Fiscal Quarter: The calendar quarter or, in the case of the first fiscal quarter and in the event of the last fiscal quarter, the fraction thereof commencing on the Initial Offering Date or ending on the date on which the winding-up of the Partnership is completed, as the case may be.

Fiscal Year: As defined in Section 2.8.

FOIA: The Freedom of Information Act, 5 U.S.C. § 552, any state public records access laws, any state or other jurisdiction’s laws similar in intent or effect to the Freedom of Information Act or any other similar statutory or regulatory requirement that might result in the public disclosure of Non-Public Information.

Foreign Ownership Law: As defined in Section 11.2.

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Foreign Person: A “foreign person” as that term is defined in the DPA.

Foreign Person Unitholder: A Unitholder that is a Foreign Person. A Unitholder shall be deemed to be a Foreign Person Unitholder for purposes of this Agreement upon any reasonable determination by the General Partner that such Unitholder is a Foreign Person under the DPA.

Fund: The Partnership, together with any Feeder Funds, Parallel Funds, and Intermediate Entities, collectively.

Fund Expenses: As defined in Section 6.3(a).

General Partner: Brookfield Private Equity Fund GP LLC, a Delaware limited liability company, and any general partner substituted therefor in accordance with this Agreement.

General Partner Expenses: As defined in Section 6.1.

General Partnership Interest: The Partnership interest held by the General Partner that grants the General Partner the rights afforded to the General Partner under this Agreement (including, without limitation, the right to receive the Performance Participation Allocation). Units held by the General Partner as a Unitholder are not part of the General Partnership Interest.

GP Event of Withdrawal: The complete withdrawal or assignment of all of the General Partnership Interest (other than in connection with a permitted assignment and substitution under Section 8.1), or the Bankruptcy or dissolution and commencement of winding up of the General Partner.

Hurdle Amount: For any period during a Reference Period, a Hurdle Amount means that amount that results in a 5% annualized internal rate of return on the Net Asset Value of the Investor Units of the Partnership outstanding at the beginning of the then-current Reference Period and all Investor Units issued since the beginning of the then-current Reference Period, calculated in accordance with recognized industry practices and taking into account: (i) the timing and amount of all distributions accrued or paid (without duplication) on all such Investor Units and (ii) all issuances of Investor Units over the period. The ending Net Asset Value of the Investor Units of the Partnership used in calculating the internal rate of return will be calculated before giving effect to any allocation or accrual to the Performance Participation Allocation and any applicable Servicing Fees and without taking into account (x) any accrued and unpaid taxes of any Intermediate Entity (or the receipts of such Intermediate Entity) through which the Partnership indirectly invests in an Investment (or any comparable entities of any Brookfield Account in which the Partnership directly or indirectly participates) or taxes paid by any such Intermediate Entity since the end of the prior Reference Period and (y) certain deferred tax liabilities of subsidiaries through which the Partnership indirectly invests. For the avoidance of doubt, the calculation of the Hurdle Amount for any period will exclude any Investor Units redeemed during such period, which Investor Units will be subject to the Performance Participation Allocation upon such redeemed as described in Section 3.3.

Indemnified Losses: As defined in Section 4.3(a).

Indemnified Party: As defined in Section 4.2(a).

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Independent Director: As defined in Section 5.3(a).

Initial Limited Partner: BPEG Capital Holdings US LLC, a Delaware limited liability company.

Initial Offering Date: The date on which the Partnership first accepts third-party investors and begins investment operations.

Intermediate Entity: As defined in Section 2.11(c).

Investment: Any investment made by the Partnership, including, without limitation, direct private equity investments, investments in other funds or vehicles acquired in primary or secondary transactions, and investments in debt or other securities or assets.

Investment Management Agreement: The Investment Management Agreement, dated as of August 21, 2025, between the Partnership and the Manager, in the form attached hereto as Appendix A, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

Investor Units: Any Units that are not Brookfield Units.

IRS: U.S. Internal Revenue Service.

Limited Partners: The parties listed as limited partners in the Partnership’s books and records or any Person who has been admitted to the Partnership as a substituted or additional Limited Partner in accordance with this Agreement. The Limited Partners include the Unitholders and the Special Unitholder.

Loss Carryforward Amount: The Loss Carryforward Amount shall initially equal zero and shall cumulatively increase by the absolute value of any negative annual Total Return and decrease by any positive annual Total Return; provided, that the Loss Carryforward Amount shall at no time be less than zero and provided, further, that the calculation of the Loss Carryforward Amount will exclude the Total Return related to any Investor Units redeemed during the applicable Reference Period, which Investor Units will be subject to the Performance Participation Allocation upon such redemption as described in Section 3.3. The effect of the Loss Carryforward Amount is that the recoupment of past annual Total Return losses will offset the positive annual Total Return for purposes of the calculation of the Performance Participation Allocation. This is referred to as a “High Water Mark.”

Management Fee: The management fee payable to the Manager in accordance with the Investment Management Agreement.

Manager: Brookfield Asset Management Private Institutional Capital Adviser (Private Equity), L.P., a limited partnership formed under the laws of the Province of Manitoba, or any other Person who becomes a successor to the Manager in accordance with the terms of the Investment Management Agreement.

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Memorandum: The Confidential Private Placement Memorandum of the Partnership and the Feeder, dated July 2025, as amended, restated and/or supplemented from time to time.

NAV or Net Asset Value: The net asset value of Units as determined in accordance with the valuation policies of the Partnership, as updated from time to time.

Non-Public Information: Information regarding the Partnership, any other Unitholder, any Person in which the Partnership holds, or contemplates acquiring, any Investment, the General Partner or the Manager or their Affiliates, which information is received by a Unitholder pursuant to this Agreement or otherwise furnished to a Unitholder by the General Partner or the Manager or their Affiliates or agents, but does not include information that (i) was publicly known at the time such Unitholder receives such information pursuant to this Agreement or (ii) subsequently becomes available to such Unitholder on a non-confidential basis from a source other than the General Partner; provided, that to the best knowledge of such Unitholder after due inquiry, such source was not prohibited from disclosing such information to such Unitholder by a legal, contractual or fiduciary obligation owed to the Partnership, the General Partner, the Manager, or any of their respective Affiliates.

Nonrecourse Deductions: As defined in Treasury Regulations Section 1.704-2(b). The amount of Partner Nonrecourse Deductions for a Fiscal Year equals the net increase, if any, in the amount of Partnership Minimum Gain during that Fiscal Year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

Notice Date: As defined in Section 11.3(c)(i).

Notice Period: As defined in Section 8.2.

Original Agreement: As defined in the recitals hereto.

Other Plan Laws: The provisions of any U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA and/or Section 4975 of the Code.

Parallel Funds: As defined in Section 2.10(a).

Partner Nonrecourse Debt Minimum Gain: An amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

Partner Nonrecourse Deductions: As defined in Treasury Regulations Section 1.704-2(i)(2).

Partners: The General Partner and the Unitholders.

Partnership: Brookfield Private Equity Fund LP, the Delaware limited partnership governed hereby, as such limited partnership may from time to time be constituted.

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Partnership Counsel: As defined in Section 11.15.

Partnership Minimum Gain: As defined in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

Performance Participation Allocation: As defined in Section 3.3(a).

Person: Any individual, partnership, corporation, limited liability company, unincorporated organization or association, trust (including the trustees thereof, in their capacity as such) or other entity.

Plan: Any (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (ii) “plan” within the meaning of Section 4975(e)(1) of the Code (whether or not subject to Section 4975 of the Code), (iii) insurance company general account whose assets are considered to include the assets of any employee benefit plan or plan which is subject to Title I of ERISA and/or Section 4975 of the Code, (iv) plan, fund or other similar program that is established or maintained outside the United States which provides for retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment and (v) entity the assets of which constitute, or are deemed to constitute the assets of, any of the foregoing described in clause (i), (ii), (iii) or (iv), pursuant to ERISA or otherwise.

Portfolio Companies: Any Person in which Investments are made by the Partnership.

Profits and Losses: For each Fiscal Year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 10.3 shall not be taken into account in computing such taxable income or loss; (b) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any depreciation, amortization, gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value of any asset (other than an adjustment in respect of depreciation), pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset shall for purposes of determining Profits and Losses be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided, that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

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Quarterly Allocation: As defined in Section 3.3(d).

Quarterly Shortfall: As defined in Section 3.3(e).

Quarterly Shortfall Obligation: As defined in Section 3.3(e).

Redemption Date: The last calendar day of the applicable quarter on which the General Partner expects to redeem Units pursuant to the Redemption Program.

Redemption Program: As defined in Section 3.3(c).

Reference Period: The year ending December 31 save that (1) the first Reference Period shall commence on the Initial Offering Date and end on December 31, 2025; and (2) the final Reference Period shall commence on January 1 in the relevant calendar year and end on the date of dissolution or liquidation of the Partnership.

Rules: As defined in Section 11.15.

Securities Act: The U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended from time to time.

Seed Investment: As defined in Section 4.1(d).

Servicing Fee: The applicable servicing fee payable by the Partnership, including any amount that is allocated to a Partner’s representative at the financial intermediary through which such Partner was placed in the Partnership, compensating such representative for reporting, administrative and other services provided to a Partner by such representative, as described in the Memorandum.

Similar Law: Any U.S. or non-U.S. federal, state, local or other law, or regulation that could cause the underlying assets of the Partnership to be treated as assets of the Unitholder by virtue of its Units and thereby subject the Partnership and the General Partner (or other Persons responsible for the operation of the Partnership and/or investment of the Partnership’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

Special Unitholder: As defined in Section 3.3(a).

Subscription: As to any Partner, the amount set forth as such in such Partner’s accepted Subscription Agreement and/or reflected in the books and records of the Partnership.

Subscription Agreements: Each of the several Subscription Agreements between the Partnership and the Unitholders.

Tax Advances: As defined in Section 10.6.

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Total Return: For any period since the end of the prior Reference Period, the Total Return shall equal the sum of:

(i)             all distributions accrued or paid (without duplication) on the Investor Units of the Partnership outstanding at the end of such period since the beginning of the then-current Reference Period (for the avoidance of doubt, treating certain taxes incurred (directly or indirectly) by the Partnership which relate to a Unitholder as part of the distributions accrued or paid on Investor Units); plus

(ii)            the change in aggregate Net Asset Value of Investor Units of the Partnership since the beginning of the then-current Reference Period, before giving effect to (x) changes resulting solely from the proceeds of issuances of Investor Units, (y) any allocation or accrual to the Performance Participation Allocation and (z) applicable Servicing Fees; provided, that solely for this purpose the aggregate Net Asset Value of Investor Units shall be calculated without taking into account any accrued and unpaid taxes imposed on any Intermediate Entity (or the receipts of such Intermediate Entity) through which the Partnership indirectly invests in an Investment (or any comparable entities of any Brookfield Accounts in which the Partnership directly or indirectly participates) or taxes paid by any such Intermediate Entity since the end of the prior Reference Period and certain deferred tax liabilities of subsidiaries through which the Partnership indirectly invests; minus

(iii)           all Fund Expenses of the Partnership (to the extent not already reflected in clause (ii)) but excluding Servicing Fees.

For the avoidance of doubt, the calculation of Total Return will (1) include any appreciation or depreciation in the Net Asset Value of Investor Units issued during the then-current Reference Period but (2) exclude the proceeds from the initial issuance of such Investor Units.

Treasury Regulations: The United States federal income tax regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. All references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations.

Unit: A fractional, undivided interest in the Partnership or Feeder Fund and/or an interest in any Intermediate Entity or Parallel Fund, unless the context otherwise requires, including Class B-1 Units, Class B-2 Units, Class D Units, Class I Units, Class S Units and other Units that may be issued in the sole discretion of the General Partner. Units may be Investor Units or Brookfield Units.

Unitholders: The parties listed as unitholders in the Partnership’s books and records or any Person who has been admitted to the Partnership as a substituted or additional Unitholder in accordance with this Agreement.

United States or U.S.: The United States of America, its territories and possessions, any State of the United States and the District of Columbia.

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Article II

General Provisions

Section 2.1.             Formation. The parties hereby continue the Partnership as a limited partnership pursuant to the provisions of the Act. The rights and liabilities of the Partners shall be as provided in said Act, except as herein otherwise expressly provided.

Section 2.2.             Name. The name of the Partnership shall be “Brookfield Private Equity Fund LP”. The General Partner is authorized to make any variations in the Partnership’s name which the General Partner may deem necessary or advisable, subject to any requirements of applicable law. In the case of a change of name of the Partnership pursuant to this section, specific references herein to the name of the Partnership shall be deemed to have been amended to the name as so changed. Except as may be required under applicable Treasury Regulations, no value shall be placed upon the name, the right to its use or the goodwill attached thereto for the purpose of determining the fair market value of any Partner’s Capital Account or Units.

Section 2.3.             Organizational Certificates and Other Filings. If requested by the General Partner, the Unitholders shall promptly execute all certificates, statements and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts that may be appropriate or required to comply with all requirements for (a) the formation and operation of a limited partnership under the laws of the State of Delaware, (b) the operation of the Partnership as a limited partnership, or partnership in which the Unitholders have limited liability, in all jurisdictions where the Partnership conducts or proposes to conduct business and (c) all other filings required to be made by the Partnership.

Section 2.4.             Classes and Series of Units. The General Partner is hereby authorized to cause the Partnership to issue Units designated as Class B-1 Units, Class B-2 Units, Class D Units, Class I Units, Class S Units and any other additional classes or series of Units with such terms, rights and obligations as determined in the sole discretion of the General Partner.

Section 2.5.             Purpose. The principal purpose of the Partnership is to seek to make, hold, own, monitor, convey, exchange, transfer or otherwise dispose of Investments, in accordance with the investment objectives and policies of the Partnership as in effect from time to time and to engage in any other lawful activity as the General Partner may from time to time determine. Subject to the provisions of this Agreement, the General Partner may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Partnership as it shall deem appropriate in its sole discretion. Investments may be effected on a global basis, using a wide variety of investment types and transaction structures, and may have long or short anticipated holding periods.

Section 2.6.             Principal Place of Business; Other Places of Business. The Partnership shall maintain a principal place of business and office(s) at such place or places within or outside the State of Delaware as the General Partner may from time to time designate. The General Partner may change the location of the Partnership’s principal place of business and may establish such additional offices of the Partnership as it may from time to time determine upon notice to the Unitholders.

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Section 2.7.             Registered Office and Registered Agent. The Partnership shall maintain a registered office at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, or at such other office as may from time to time be determined by the General Partner. The name and address of the Partnership’s registered agent for service of process in the State of Delaware as of the date of this Agreement is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The General Partner may change the registered office or registered agent of the Partnership in the State of Delaware at any time and shall provide notice of any such change to the Unitholders.

Section 2.8.             Fiscal Year. The fiscal year of the Partnership (the “Fiscal Year”) ends on December 31st of each calendar year or any other date deemed advisable by the General Partner and permitted under the Code. The Partnership has the same Fiscal Year for United States federal and state income tax purposes and for financial and partnership accounting purposes unless otherwise required by applicable law. The General Partner shall have the authority to change the ending date of the Fiscal Year if the General Partner, in its sole discretion, shall determine such change to be necessary or appropriate.

Section 2.9.             Withdrawal of Initial Limited Partner. Immediately following the admission of one or more Unitholders to the Partnership, the Initial Limited Partner shall (a) receive a return of any Subscription made by the Initial Limited Partner to the Partnership, (b) withdraw as the Initial Limited Partner of the Partnership on such date and (c) have no further right, interest or obligation of any kind whatsoever as a Partner in the Partnership.

Section 2.10.           Parallel Funds.

(a)             The General Partner or an Affiliate thereof may create one or more parallel investment funds or other entities, including any feeder vehicles into such entities or related intermediate entities (as determined in the General Partner’s discretion, the “Parallel Funds”) to facilitate the investment by certain investors to accommodate legal, tax, accounting, regulatory, compliance or certain other operational requirements which will generally invest (either directly or indirectly) in Investments alongside the Partnership on a pro rata basis (based upon available capital and/or any other factor determined by the General Partner) and on substantially the same terms as the Partnership (including by means of investing through an Intermediate Entity), unless the General Partner determines in good faith that a different allocation or terms are reasonably necessary for legal, tax, accounting, regulatory, compliance or certain other operational requirements. The Partnership and the Parallel Funds will generally also dispose of each such Investment at the same time and on substantially the same terms, pro rata based on the capital invested by each in such Investment (including by having an Intermediate Entity dispose of such Investment), unless the General Partner determines in good faith that a different allocation or terms are reasonably necessary for legal, tax, accounting, regulatory, compliance or certain other operational requirements. Investors should note that, as a result of the legal, tax, accounting, regulatory, compliance, structuring or other considerations mentioned above or as otherwise described in the Memorandum, the terms of such Parallel Funds may substantially differ from the terms of the Partnership. In particular, such differences may cause Parallel Funds to subscribe at a different net asset value per unit in an Intermediate Entity, as applicable. For the avoidance of doubt, none of (i) BPE Canada, BPE Lux, any other BPE Program Participant described by clause (iv) of the definition thereof or any other vehicles with substantially similar investment objectives and strategies as the Partnership and that invest alongside the Partnership but operate as distinct investment structures, (ii) any Comparable Fund or any co-investment vehicles, or (iii) any other entities relating to additional capital in a single investment in a Portfolio Company shall be considered Parallel Funds.

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(b)             The General Partner may, in its sole discretion, permit or require an existing Unitholder to withdraw from the Partnership to facilitate such Unitholder’s participation in any Parallel Fund (or vice versa) and, in connection therewith, may transfer or distribute to a Parallel Fund such Unitholder’s proportionate share of one or more of the Investments of the Partnership (or vice versa) (including an interest in an Intermediate Entity), and to take any other necessary action to consummate the foregoing.

Section 2.11.           Feeder Funds and Intermediate Entities.

(a)             The General Partner and/or its Affiliates may, in their sole discretion, establish one or more Feeder Funds, in addition to the Feeder, to accommodate certain investors and to facilitate their indirect participation in the Partnership with respect to all or a portion of their investment therein. Any such Feeder Fund may elect to be treated as a corporation for U.S. federal income tax purposes. Investors in a Feeder Fund generally will have indirect interests in the Partnership on economic terms consistent with the class(es) or series of Units in the Partnership held by such Feeder Fund.

(b)             The General Partner may make any adjustments to the units of a Feeder Fund reasonably necessary to accomplish the overall objectives of this Section 2.11 on the condition that such adjustments shall not materially adversely affect the Units of any other Unitholder. Nothing in this Section 2.11 should be construed as making any Feeder Fund Investor a Unitholder for any purpose.

(c)             The General Partner and/or its Affiliates may, in their sole discretion, cause a Feeder Fund (including the Feeder) to invest all or substantially all of its investable assets in one or more entities treated as a corporation for U.S. federal income tax purposes (each, a “Corporation”), which in turn, will invest in the Units of the Partnership. The General Partner expects to cause the Partnership to hold certain of its Investments, directly or indirectly through one or more intermediate entities (including corporations, limited liability companies or limited partnerships (including the Aggregator)) (each, an “Intermediate Entity”), as determined by the General Partner.

Article III

Subscriptions; Distributions

Section 3.1.             Subscriptions.

(a)             Partners will make Subscriptions to the Partnership in exchange for Units as more fully described in the Memorandum. Each Partner, by executing a Subscription Agreement, shall be deemed to have acknowledged and consented to the risks and other considerations relating to an investment in the Partnership, including the risks and conflicts described in the Memorandum. Each Partner’s Unit holdings will be set forth opposite its name on the Partnership’s books and records. The General Partner or any transfer agent or similar agent may keep the Partnership’s books and records current through separate revisions that reflect periodic changes to each Unitholder’s Units (including as a result of Subscriptions or redemptions) without preparing an amendment to this Agreement. The Partners shall have no right or obligation to make any additional Subscriptions or loans to the Partnership.

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(b)             The General Partner is hereby authorized to cause the Partnership to issue such additional Units for any Partnership purpose at any time or from time to time to the Partners (including the General Partner) or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Unitholders. Any additional Units issued thereby may be issued in one or more classes (including the classes specified in this Agreement or any other classes), or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Units, all as shall be determined by the General Partner in its sole and absolute discretion and without the approval of any Unitholder, subject to Delaware law.

(c)             Each new Partner shall be admitted as a Partner upon the General Partner’s acceptance of an executed Subscription Agreement or other agreement pursuant to which such Partner becomes bound by the terms of this Agreement.

(d)             Subscriptions may be accepted or rejected in whole or in part by the General Partner on behalf of the Partnership in its sole discretion.

(e)             Admission of a new Unitholder shall not cause dissolution of the Partnership.

(f)              Unless otherwise agreed to by the General Partner, Subscriptions to the Partnership must be made in U.S. dollars by check or wire transfer of immediately available funds on or prior to the date Units are to be issued in the manner described in the Memorandum or as otherwise determined by the General Partner from time to time. The General Partner may accept, on behalf of the Partnership, a Subscription to the Partnership in the form of a non-cash contribution on terms and conditions that the General Partner deems appropriate in good faith. The Agreed Value of any non-cash Subscriptions by a Partner as of the date of contribution are set forth on the Partnership’s books and records. No Units shall be deemed issued by the Partnership to a Partner until they are paid for in the amount and form agreed to with the General Partner. When issued pursuant to and in accordance with this Agreement, Units shall be fully paid and non-assessable, to the fullest extent permitted by law.

Section 3.2.             Distributions – General Principles.

(a)             Except as otherwise expressly provided herein, no Partner shall have the right to withdraw capital from the Partnership or to receive any distribution or return of its Subscription. Distributions, if any, as and when declared by the General Partner in its sole discretion, shall be made only to Persons who, according to the books and records of the Partnership, were the holders of record of Units on the date determined by the General Partner as of which the Partners are entitled to any such distributions. Notwithstanding anything to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the Act or other applicable law. Unless otherwise determined by the General Partner, all distributions of cash shall be made to the Partners in amounts proportionate to the aggregate NAV of the Units held by the respective Partners on the applicable record date set by the General Partner, except that the amount distributed per Unit of any class may differ from the amount per Unit of another class on account of differences in class-specific expense allocations or for other reasons as determined by the General Partner.

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(b)            Except as otherwise expressly provided herein, distributions and redemptions made pursuant to this Agreement shall be made in cash. All cash contributions and distributions pursuant to this Agreement shall be made in U.S. dollars (net of applicable currency conversion costs). The “functional currency” of the Partnership shall be the U.S. dollar with respect to all allocations and distributions hereunder.

(c)            If determined by the General Partner in its sole discretion, the payment of any distribution to which the Special Unitholder or any Unitholder that is a Brookfield Investor would otherwise be entitled hereunder may be deferred by the General Partner until after the end of the fiscal period of the Partnership in which the entitlement to the distribution occurs. If so determined by the General Partner, the amount of any such deferred distribution may be loaned by the Partnership to the Special Unitholder or any Unitholder that is a Brookfield Investor on a demand, non-interest bearing basis to be settled by the Partnership as a distribution of the deferred amount at such time after the end of the relevant fiscal period as the General Partner may determine. All loans made to the Special Unitholder or any Unitholder that is a Brookfield Investor under this Section 3.2(c) shall be treated as distributions to the Special Unitholder or such Unitholder, and the corresponding distributions applied to pay off such loans shall not be treated as distributions to the Special Unitholder or such Unitholder, in each case for all purposes under this Agreement. For clarity, references to “distributions” in this Section 3.2(c) include any Performance Participation Allocation received by or otherwise allocated to the Special Unitholder with respect to the Special Unitholder’s interest in the Partnership (whether allocated to the Special Unitholder as a Limited Partner in the Partnership or as an investor in an Intermediate Entity).

Section 3.3.             Performance Participation Allocation.

(a)            BPEF Splitter Performance LP or any other entity(ies) so designated by it (a “Special Unitholder”) shall be entitled to an allocation or distribution (the “Performance Participation Allocation”) from the Partnership (directly or indirectly through an Intermediate Entity) (i) with respect to the first Reference Period, promptly following the end of such Reference Period (which shall accrue on a monthly basis) and (ii) with respect to all subsequent Reference Periods upon the end of each quarter (and at such other times described below) (which shall accrue on a monthly basis), calculated separately with respect to each class of Units, in an amount equal to:

(i)             First, if the Total Return for the applicable period exceeds the sum of (i) the Hurdle Amount for that period and (ii) the Loss Carryforward Amount (any such excess, “Excess Profits”), 100% of such Excess Profits until the total amount allocated to the Special Unitholder equals 12.5% of the sum of (x) the Hurdle Amount for that period and (y) any amount allocated to the Special Unitholder pursuant to this clause; and

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(ii)            Second, to the extent there are remaining Excess Profits, 12.5% of such remaining Excess Profits.

Any amount by which the Total Return falls below the Hurdle Amount and that does not constitute Loss Carryforward Amount will not be carried forward to subsequent periods.

(b)            The Special Unitholder will also be allocated a Performance Participation Allocation with respect to all Units that are redeemed in connection with redemptions of Units in an amount calculated as described above with the relevant period being the portion of the Reference Period (as defined below) for which such Unit was outstanding, and proceeds for any such Unit redemption will be reduced by the amount of any such Performance Participation Allocation.

(c)             The Special Unitholder may elect to receive the Performance Participation Allocation in cash, Units of the Partnership and/or shares, units or interests (as applicable) of any Intermediate Entity or any combination of the foregoing. If the Performance Participation Allocation is paid in Units, such Units may be redeemed at the Special Unitholder’s request and will not be subject to the volume limitations of the Partnership’s Unit redemption program as set forth in Appendix B (as amended from time to time, the “Redemption Program”) or the Early Redemption Fee. Each of the Partnership, the Feeder, any other Feeder Funds and Parallel Funds will be obligated to pay (without duplication) its proportional share of the Performance Participation Allocation based on its proportional interest in the Aggregator or other relevant Intermediate Entity. In addition, in order to facilitate payment of the Performance Participation Allocation in accordance with this Section 3.3 and to give effect to the foregoing provisions, each of the Partnership and any Intermediate Entity may, in the sole discretion of the General Partner, withhold amounts that are otherwise distributable at the level of the Partnership or such Intermediate Entity in order to pay the Performance Participation Allocation in any present or future period.

(d)             Following the first Reference Period after the Initial Offering Date, promptly following the end of each calendar quarter that is not also the end of a Reference Period, the Special Unitholder will be entitled to a Performance Participation Allocation as described above calculated in respect of the portion of the year to date, less any Performance Participation Allocation received with respect to prior quarters in that year (the “Quarterly Allocation”). The Performance Participation Allocation that the Special Unitholder is entitled to receive at the end of each Reference Period will be reduced by the cumulative amount of Quarterly Allocations that year.

(e)             If a Quarterly Allocation is made and at the end of a subsequent calendar quarter in the same Reference Period the Special Unitholder is entitled to an amount that is less than the previously received Quarterly Allocation(s) (a “Quarterly Shortfall”), then subsequent distributions of any Quarterly Allocations or year-end Performance Participation Allocations in that Reference Period will be reduced by an amount equal to such Quarterly Shortfall, until such time as no Quarterly Shortfall remains. If all or any portion of a Quarterly Shortfall remains at the end of a Reference Period following the application described in the previous sentence, distributions of any Quarterly Allocations and year-end Performance Participation Allocations in the subsequent four (4) Reference Periods will be reduced by (i) the remaining Quarterly Shortfall plus (ii) an annual rate of 5% on the remaining Quarterly Shortfall measured from the first day of the Reference Period following the year in which the Quarterly Shortfall arose and compounded quarterly (collectively, the “Quarterly Shortfall Obligation”) until such time as no Quarterly Shortfall Obligation remains; provided, that the Special Unitholder (or its Affiliate) will use the proceeds of any redemptions of its Units (excluding Units that have been subsequently distributed to personnel of the Special Unitholder or its affiliates) made after a Quarterly Shortfall Obligation arose to make cash payments to reduce the Quarterly Shortfall and may make a full or partial cash payment to reduce the Quarterly Shortfall Obligation at any time; provided, further, that if any Quarterly Shortfall Obligation remains following such subsequent four (4) Reference Periods, then the Special Unitholder (or its affiliate) will promptly pay the Partnership the remaining Quarterly Shortfall Obligation in cash.

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(f)              The measurement of the change in Net Asset Value per Investor Unit for the purpose of calculating the Total Return is subject to adjustment by the General Partner to account for any dividend, split, recapitalization or any other similar change in the Partnership’s capital structure or any distributions that the General Partner deems to be a return of capital if such changes are not already reflected in the Partnership’s net assets. For the avoidance of doubt and notwithstanding anything to the contrary herein, (i) the Performance Participation Allocation shall be calculated separately with respect to each class of Units taking into account only the Units in the relevant class (and all references in this Agreement to the Performance Participation Allocation and the terms used for purposes of calculating the Performance Participation Allocation shall be interpreted accordingly), and (ii) the Special Unitholder shall not be entitled to the Performance Participation Allocation with respect to Brookfield Units or any other class or series of Units that is not subject to the Performance Participation Allocation. The General Partner shall be permitted to make adjustments to distributions, allocations and other fundings, payments or calculations in order to give effect to the foregoing.

(g)             Except as noted above with respect to Quarterly Allocations, the Special Unitholder will not be obligated to return any portion of the Performance Participation Allocation paid due to the subsequent performance of the Partnership.

(h)             It is intended that the Performance Participation Allocation shall qualify as a “profits interest” within the meaning of Internal Revenue Service Revenue Procedure 93-27 and this Agreement shall be interpreted consistently with such intent.

Section 3.4.             Tax Distributions. The Special Unitholder may receive a cash advance against allocations or distributions of the Performance Participation Allocation to the Special Unitholder to the extent that annual distributions of the Performance Participation Allocation actually received by the Special Unitholder are not sufficient for the Special Unitholder or any of its beneficial owners (whether such interests are held directly or indirectly) to pay when due any income tax (including estimated income tax) imposed on it or them by reason of the allocation to the Special Unitholder of taxable income pursuant to Section 10.4 in respect of the Performance Participation Allocation (including, for the avoidance of doubt, allocations to the Special Unitholder of taxable income with respect to Units issued pursuant to Section 3.3) or such distributions of the Performance Participation Allocation, calculated using the Assumed Income Tax Rate. Amounts of the Performance Participation Allocation otherwise to be distributed to the Special Unitholder pursuant to Section 3.3 (including distributions in kind) shall be reduced on a dollar-for-dollar basis by the amount of any prior advances made to the Special Unitholder pursuant to this Section 3.4 until all such advances are restored to the Partnership in full.

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Section 3.5.             Reinvestment. The Partnership may permit any distributions to be reinvested into Units, including pursuant to the distribution reinvestment plan (the “DRIP”) or any other reinvestment plan, on terms that the General Partner determines in its sole discretion. The Partnership shall be deemed to have distributed cash to any Unitholder in an amount equal to the amount of any distributions by the Partnership that such Unitholder has elected to be reinvested in Units. The number of Units issued to any such Unitholder in respect of such reinvested distributions shall equal the amount of such reinvested distributions divided by the most recent Net Asset Value per Unit at the time of such distribution.

Article IV

The General Partner

Section 4.1.             Powers of the General Partner. The management, operation and policy of the Partnership shall be vested exclusively in the General Partner, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary or advisable or incidental thereto, all in accordance with and subject to the other terms of this Agreement. The Partnership and the General Partner on behalf of the Partnership, may enter into and perform any Subscription Agreement and the Investment Management Agreement, and any documents contemplated therein or related thereto, without any further act, vote or approval of any Person, including any Partner, notwithstanding any other provision of this Agreement. The General Partner is hereby authorized to enter into the documents described in the preceding sentence on behalf of the Partnership, but such authorization shall not be deemed to be a restriction on the power of the General Partner to enter into other documents on behalf of the Partnership. Subject to the express limitations set forth in this Agreement, nothing herein shall restrict the ability of the Partnership to invest alongside or in any other Brookfield Account and the General Partner is authorized on behalf of the Partnership to engage in any activity not expressly limited herein, including if the Partnership is investing alongside or in such other Brookfield Accounts and such activity is permitted under (or otherwise approved in accordance with) the governing terms of such other Brookfield Accounts. Notwithstanding the foregoing and the powers and duties included in Section 4.1(a) below, each Unitholder acknowledges and agrees that the General Partner may rely on decisions relating to the Partnership’s Investments made by the general partner (or similar managing entity) of any other Brookfield Account alongside or through which the Partnership invests.

(a)             Without limiting the foregoing general powers and duties, the General Partner is hereby authorized and empowered on behalf and in the name of the Partnership, or on its own behalf and in its own name, or through agents, as may be appropriate, subject to the limitations contained elsewhere in this Agreement and the Investment Management Agreement, to:

(i)             make Investments consistent with the purposes of the Partnership;

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(ii)            make all decisions concerning the investigation, evaluation, selection, negotiation, structuring, commitment to, monitoring, managing Investments generally, including managing Investments made by the Partnership and the ultimate realization of those Investments (including providing, or arranging for the provision of, management or managerial assistance to Portfolio Companies) and disposition of Investments, including in connection with any Brookfield Accounts alongside or in which the Partnership participates;

(iii)           direct the formulation of investment policies and strategies for the Partnership, and select and approve the making of Investments in accordance with this Agreement, including in or alongside any other Brookfield Account;

(iv)           acquire, hold, sell, transfer, exchange, pledge, charge, mortgage, and dispose of Investments, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to Investments, including, without limitation, the exercise of any voting rights with respect to an Investment, the approval of a restructuring of an Investment, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other similar matters;

(v)            enter into hedging transactions, including interest rate and currency hedging transactions, in connection with the making, disposing or carrying of any Investment;

(vi)           enter into derivative transactions, including credit default swaps that relate to the performance of underlying securities that are within the investment objectives of the Partnership, short sales (solely for interest rate and foreign currency hedging purposes), foreign exchange transactions and other derivative contracts or instruments;

(vii)          incur all expenditures permitted by this Agreement, and, to the extent that funds of the Partnership are available, pay all expenses, debts and obligations of the Partnership;

(viii)         admit an assignee of all or any portion of a Unitholder’s Units to be an Assignee pursuant to and subject to the terms of Section 8.2;

(ix)            employ, engage and dismiss (with or without cause), on behalf of the Partnership, any Person, including an Affiliate of the Partnership or of any Partner, to perform services for, or furnish goods to, the Partnership. Without limiting the foregoing, the Unitholders hereby acknowledge that the General Partner has appointed the Manager to act as the investment manager of the Partnership pursuant to the terms of the Investment Management Agreement and subject to the supervision of the General Partner. The Manager shall be primarily responsible for identifying, evaluating, structuring and recommending to the General Partner each of the Investments to be made by the Partnership and the disposition of each such Investment and for administering or supervising the administration of the day-to-day operations of the Partnership;

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(x)            open, maintain and close bank accounts and draw checks or other orders for the payment of money and open, maintain and close brokerage, money market fund and similar accounts;

(xi)            hire, appoint, remove and replace for usual and customary payments and expenses, consultants, securities and/or futures brokers, depositaries, prime brokers, appraisers, attorneys, accountants, administrators, advisors, placement agents and such other agents or other service providers for the Partnership as it may deem necessary or advisable in its sole discretion (including the Directors and/or officers of the Partnership), and authorize any such agent to act for and on behalf of the Partnership;

(xii)           enter into, execute, maintain, file, deliver and/or terminate contracts, undertakings, indemnities (including of finders, placement agents, advisors, agents and consultants), guarantees, agreements and any and all other documents, instruments, certificates, reports or statements, or any amendment thereto in the name of the Partnership, and to do or perform all such things as may be necessary or advisable in furtherance of the Partnership’s powers, objects or purposes or to the conduct of the Partnership’s activities, including entering into acquisition agreements to make or dispose of Investments and agreements with respect to borrowings and guarantees by the Partnership which may include such representations, warranties, covenants, indemnities and guaranties as the General Partner deems necessary or advisable;

(xiii)          rely on and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(xiv)         consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and any act or omission suffered or taken by it on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reasonable reliance upon and in accordance with the advice of such counsel, accountants, appraisers, management consultants, investment bankers or other consultants and advisers shall be full justification for any such act or omission, and the General Partner shall be fully protected in so acting or omitting to act;

(xv)          make, in its sole discretion, any and all elections for U.S. federal, state, local and non-United States tax matters, including any election to adjust the basis of Partnership property pursuant to Sections 734(b), 743(b) and 754 of the Code and any election under Section 6226 of the Code, as applicable, or comparable provisions of state, local or non-United States law;

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(xvi)         modify the organizational structure or entity type of the Partnership and/or the nature of the Units (including, in each case, by merger, consolidation, conversion or similar transaction), structure or restructure the Partnership’s investments and manage the Partnership’s status under the 1940 Act, including, without limitation, electing to rely on a different exclusion from the definition of “investment company” under the 1940 Act or registering the Partnership as an investment company or electing to be regulated as a business development company under the 1940 Act;

(xvii)        appoint on a Unitholder’s behalf an independent representative in accordance with and as defined in Rule 206(4)-2 under the Advisers Act (who, for the avoidance of doubt, shall not be employed by the General Partner or an Affiliate of the General Partner) to receive on behalf of, and as agent for, such Unitholder any notices and/or account statements that may be required to be delivered to such Unitholder pursuant to Rule 206(4)-2 under the Advisers Act;

(xviii)       appoint, remove and/or replace officers of the Partnership as the General Partner may deem necessary or advisable and authorize and delegate authority to any partner, director, officer, employee or other agent of the General Partner, the Manager or officer, agent or employee of the Partnership to act for and on behalf of the Partnership in all matters related to or incidental to the foregoing; and

(xix)          do any other act that the General Partner deems necessary or advisable in connection with the management and administration of the Partnership in accordance with this Agreement.

(b)            Borrowings and Guarantees.

(i)             The General Partner shall have the right, at its option, to cause the Partnership, directly or indirectly through one or more special purpose vehicles or Intermediate Entities, to incur indebtedness or other obligations and/or guarantee loans or other extensions of credit made to any Person (including, without limitation, Brookfield, any Parallel Fund, Feeder Fund, Intermediate Entity, Brookfield Account (including BPE Canada and BPE Lux), other Persons through which Investments are effected or any current or prospective Portfolio Company (or to any subsidiary thereof) or any vehicle formed to effect the acquisition thereof), or otherwise to provide credit support for the obligations of any such Person, including, in each case, on a joint, several, cross-collateralized or joint and several basis, for any purpose relating to the activities of the Partnership. In addition, the Partnership may enter into an unsecured line of credit with Brookfield or any of its Affiliates for any such purpose.

(ii)            Notwithstanding any provision in this Agreement other than the provisions of Section 4.1(b), the General Partner on its own behalf and on behalf of the Partnership, is hereby authorized, without the consent of any Unitholder or other Person being required, and shall have the right at its option to hypothecate, mortgage, charge, assign, transfer, make a collateral assignment, pledge or grant a comparable security interest to a lender or other credit party of the Partnership (or any Portfolio Company or Intermediate Entity) of or in the assets of the General Partner and the Partnership, including, without limitation, (i) Investments and (ii) all other rights, titles, interests, remedies, powers and privileges of the Partnership and/or the General Partner under this Agreement; provided, that any exercise of such rights, titles, interests, remedies, powers and privileges shall be in accordance with this Agreement. In connection with the foregoing, the General Partner shall have the right to agree (A) to subordinate distributions to the Partners hereunder or grant a comparable security interest to payments required in connection with any borrowings, guarantees or credit support obligations contemplated by Section 4.1(b) and (B) that during the term of any such borrowings, guarantees or credit support obligations, the Partnership shall not, to the fullest extent permitted by applicable law, initiate bankruptcy, insolvency, winding up, liquidation, reorganization, dissolution proceedings or any analogous proceedings without the consent of any lender to the Partnership. All rights granted to a lender pursuant to this Section 4.1(b)(ii) shall apply to its agents and its successors and permitted assigns.

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(c)             Partnership Representative. The General Partner is authorized to appoint or act as a “partnership representative” within the meaning of Section 6223(a) of the Code (and to assume any comparable procedural duties provided under any state, local or non-U.S. tax laws). All expenses incurred by the General Partner while acting in such capacity shall be paid or reimbursed by the Partnership. The determinations of the General Partner with respect to the treatment of any item or its allocation for all tax purposes shall be binding upon all of the Unitholders so long as such determination shall not be inconsistent with any express term hereof; provided, that the Partnership’s accountants shall not have disagreed therewith. No Unitholder shall file a notice with the IRS in connection with such Unitholder’s intention to treat an item on such Unitholder’s U.S. federal income tax return in a manner that is inconsistent with the treatment of such item on the Partnership’s U.S. federal income tax return, unless such Unitholder has, not less than thirty (30) calendar days prior to the filing of such notice, provided the General Partner with a copy of the notice and thereafter in a timely manner provides such other information related thereto as the General Partner shall reasonably request.

(d)             Seed Investments. Brookfield or its subsidiaries, affiliated entities and related parties (collectively, “Brookfield Investors”) will, prior to the Initial Offering Date and may from time to time thereafter, hold or purchase one or more investments and may contribute or sell such investments to the Partnership (each such investment, a “Seed Investment”) at a price set forth in the Memorandum or a supplement thereto. The Partnership will purchase any Seed Investment from Brookfield Investors for cash and/or Brookfield Units. Each Seed Investment transferred or contributed to the Partnership in exchange for cash and/or Brookfield Units will be transferred or contributed in compliance with procedures put in place to mitigate conflicts of interest and other related concerns, which may include, among other things, approval or ratification by the Independent Directors. Notwithstanding anything to the contrary contained herein, it is understood and/or agreed that (i) each Unitholder, by acquiring Units, shall be deemed to have acknowledged and consented to any actual or potential conflicts of interest relating to any such Seed Investments, (ii) each Unitholder, by executing its Subscription Agreement, shall be deemed to have acknowledged and/or consented to any arrangements and/or transactions relating to the transfer of such Seed Investments and such Unitholder’s participation therein to the extent required by applicable law (including, without limitation, for purposes of Section 206(3) of the Advisers Act), and (iii) each Unitholder, by acquiring Units, expressly acknowledges that the General Partner shall not be required to seek any additional consent from the Board of Directors or the Independent Directors in connection with any Seed Investments or any arrangements and/or transactions relating thereto as may otherwise be required under this Agreement.

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Section 4.2.             Limitation on Liability.

(a)            Notwithstanding anything to the contrary in Section 4.2(b), to the fullest extent permitted by law, none of the Directors, officers of the Partnership, General Partner, the Manager, the partnership representative described in Section 4.1(c), any of their respective Affiliates and their respective Constituent Members, employees, managers, directors, consultants or agents (each, an “Indemnified Party”) shall be liable, in damages or otherwise, to the Partnership, any Unitholder or any of their respective Affiliates for (i) any mistake in judgment, (ii) any action taken or omitted to be taken by the Indemnified Party, which action or omission the Indemnified Party was expressly permitted or required to take or omit pursuant to this Agreement, or (iii) any loss due to the mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker or other agent of the Partnership or such Indemnified Party, provided, that such broker or other agent are selected and monitored with reasonable care, in each case of clauses (i), (ii) and (iii) above, unless such action or inaction is determined by a court of competent jurisdiction (or other similar tribunal) in a final non-appealable decision, judgment or order to have constituted bad faith, intentional and material breach of this Agreement or the Investment Management Agreement, fraud, willful misconduct or gross negligence of the relevant Indemnified Party.

(b)            Notwithstanding anything to the contrary in Section 4.2(a), to the extent that, at law or in equity, the General Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, the General Partner acting under this Agreement shall not be liable to the Partnership or to any such other Partner for its good faith reliance on the provisions of this Agreement. Subject to Section 4.2(d), the provisions of this Agreement, to the extent that they expand or restrict the duties (including fiduciary duties) and liabilities of an Indemnified Party otherwise existing at law or in equity, are agreed by the Partners to modify to the extent of such other duties and liabilities of such Indemnified Party.

(c)            The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and any act or omission suffered or taken by it on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reasonable reliance upon and in accordance with the opinion or advice of such counsel, accountants, appraisers, management consultants, investment bankers or other consultants and advisers shall be full justification for any such act or omission, and the General Partner shall be fully protected in so acting or omitting to act, provided, that such counsel, accountants, appraisers, management consultants, investment bankers or other consultants and advisers are selected and monitored with reasonable care.

(d)            Nothing in this Section 4.2 will be construed so as to provide for the exculpation of any Indemnified Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons acting in good faith), to the extent (but only to the extent) that such exculpation would be in violation of applicable law, but otherwise will be construed so as to effectuate these provisions to the full extent permitted by law.

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Section 4.3.             Indemnification.

(a)            To the fullest extent permitted by law, the Partnership shall and does hereby agree to indemnify and hold harmless and pay all judgments and claims against each Indemnified Party who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Partnership), from and against any and all claims, losses, liabilities, damages, and expenses of any kind for which such Person has not otherwise been reimbursed to which such Indemnified Party may become subject and arise out of or in connection with the business of the Partnership or any Portfolio Company or the performance by the Indemnified Party of any of its responsibilities hereunder or under the Investment Management Agreement (including, without limitation, all reasonable costs and expenses of attorneys, defense, appeal and settlement of any and all suits, actions or proceedings instituted or threatened against such Indemnified Party or the Partnership (including, without limitation, formal and informal inquiries, sweep examinations and any type of similar regulatory and/or governmental requests) incurred by such Person in connection with such action, suit or proceeding) (collectively, “Indemnified Losses”); provided, that an Indemnified Party shall be entitled to indemnification for Indemnified Losses hereunder only to the extent that such Indemnified Losses are not determined by a court of competent jurisdiction (or other similar tribunal) in a final non-appealable decision, judgment or order to be attributable to such Indemnified Party’s intentional and material breach of this Agreement or the Investment Management Agreement, gross negligence, fraud, willful misconduct or bad faith. The satisfaction of any indemnification and any saving harmless pursuant to this Section 4.3(a) shall be from and limited to Partnership assets, no Unitholder shall have any obligation to make capital contributions to fund its share of any indemnification obligations under this Section 4.3(a) and no Partner shall have any personal liability on account thereof. The provisions set forth in this Section 4.3 shall survive the dissolution of the Partnership and the termination of this Agreement. Each Indemnified Party is an express third party beneficiary with respect to the provisions of this Agreement applicable to them as if they were parties to this Agreement.

(b)            To the fullest extent permitted by applicable law, the General Partner shall have the right and authority to require to be included in any and all Partnership contracts that it and the Unitholders shall not be personally liable thereon and that the Person contracting with the Partnership look solely to the Partnership and its assets for satisfaction.

(c)            Expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Partnership prior to the final disposition thereof upon receipt of an undertaking in writing by or on behalf of the Indemnified Party to repay such amount to the extent that it shall be determined upon a final, non-appealable decision, judgment or order that such Indemnified Party is not entitled to be indemnified hereunder. Notwithstanding the foregoing, no advances shall be made by the Partnership under this Section 4.3(c), without the prior written approval of the General Partner (which may be given or withheld in its sole discretion with respect to any aspect thereof).

(d)            The right of any Indemnified Party to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnified Party may otherwise be entitled by contract (including, without limitation, any contract with the Partnership) or as a matter of law or equity and shall extend to such Indemnified Party’s successors, assigns and legal representatives.

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(e)            Any Indemnified Party entitled to indemnification from the Partnership hereunder shall first seek recovery and diligently pursue such other source under any other indemnity or any insurance policies by which such Person is indemnified or covered, as the case may be, but only to the extent that the indemnitor with respect to such indemnity or the insurer with respect to such insurance policy provides (or acknowledges its obligation to provide) such indemnity or coverage on a timely basis, as the case may be. If an Indemnified Party is a Person other than the General Partner, such Person shall obtain the written consent of the General Partner prior to entering into any compromise or settlement which would result in an obligation of the Partnership to indemnify such Person; and if liabilities arise out of the conduct of the affairs of the Partnership and any other Person for which the Person entitled to indemnification from the Partnership hereunder was then acting in a similar capacity, the amount of the indemnification provided by the Partnership shall be limited to the Partnership’s proportionate share thereof as determined in good faith by the General Partner in light of its fiduciary duties to the Partnership and the Unitholders.

(f)             Nothing in this Section 4.3 will be construed so as to provide for the indemnification of any Indemnified Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons acting in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but otherwise will be construed so as to effectuate these provisions to the full extent permitted by law.

(g)            Notwithstanding anything to the contrary herein, and for the avoidance of doubt, the Partnership’s obligations under this Section 4.3 are not intended to render the Partnership as a primary indemnitor for purposes of the indemnification, advancement of expenses and related provisions under the corporation or other applicable law governing an entity in which the Partnership makes an Investment, it being agreed that an Indemnified Party shall first seek to be so indemnified and have such expenses advanced by such entity (or applicable insurance policies maintained by such entity). Inasmuch as the Partnership is intended to be secondarily liable in respect of losses, damages and expenses that are otherwise primarily indemnifiable by a particular entity in which the Partnership makes an Investment, it is intended among the Partners and the Indemnified Party that any advancement or payment by the Partnership to the Indemnified Party will result in the Partnership having a subrogation claim against the relevant entity in respect of such advancement or payments. The General Partner and the Partnership shall be specifically empowered to structure any such advancement or payment as a loan or other arrangement as the General Partner may determine necessary or advisable to give effect to or otherwise implement the foregoing.

Section 4.4.             General Partner as Unitholder. The General Partner may also be a Unitholder, including but not limited to the extent that it purchases Units, elects to receive all or a portion of the Performance Participation Allocation in Units, or becomes a transferee of all or any part of the Units of a Unitholder, and to such extent shall be treated as a Unitholder in all respects, except as expressly provided in this Agreement or in the Memorandum (e.g., with respect to Redemption Program). Any Units held by Brookfield or an Affiliate of the Manager or the General Partner may bear no or reduced Management Fees, Servicing Fees or the Performance Participation Allocation (in the manner each such Partner and the General Partner shall agree upon such Partner’s admission to the Partnership, including pursuant to a rebate of such amounts).

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Section 4.5.             Other Activities.

(a)            Notwithstanding anything to the contrary herein, the General Partner and/or its Affiliates shall be permitted to close on one or Comparable Funds and such Comparable Funds may invest alongside or in lieu of the Partnership as provided in Section 4.5(e). In addition, each Unitholder acknowledges and agrees that (i) nothing herein shall limit the ability of the General Partner to sponsor, raise, close and manage any such Comparable Funds and (ii) by virtue of such Comparable Funds and/or other Brookfield Accounts, the General Partner and its Affiliates will be presented with investment opportunities (including any related co-investment opportunities) that fall within the investment objective of the Partnership and other Brookfield Accounts (including the Comparable Funds), and in such circumstances, the General Partner and its Affiliates shall allocate (or elect not to allocate) such opportunities among the Partnership, such Brookfield Accounts and/or the Comparable Funds, in the manner described in Section 4.5(e).

(b)            Business with Certain Affiliates. The Unitholders recognize and consent that the General Partner or Affiliates of the General Partner may receive various types of fees in connection with the investment activities of the Partnership and/or Portfolio Companies and from unconsummated transactions, including, without limitation, net break-up and topping fees, commitment fees, transaction fees, monitoring fees, directors’ fees, investment banking fees, construction, development and other property/asset management fees, mortgage servicing fees, consulting fees (including management consulting), syndication fees, capital markets syndication and advisory fees (including underwriting fees, and with respect to syndications or placements of debt and/or equity securities or instruments issued by portfolio companies or entities formed to invest therein), origination fees, servicing (including loan/mortgage/asset servicing) fees, healthcare consulting/brokerage fees, group purchasing fees and/or insurance (including title insurance), financial advisory fees, organization fees, financing fees, divestment fees and other similar fees, fees for environmental, social and corporate governance (“ESG”) services, data management and services fees or payments, leasing/administrative fees, similar fees for arranging acquisitions and other financial restructurings, other similar operational and financial matters (whether in cash or in-kind), other fees and annual retainers (whether in cash or in-kind) and any other fees as further described in the Memorandum as updated from time to time from or with respect to Persons in which the Partnership acquires or holds Investments and/or other Persons (including co-investors and/or joint venture partners), and neither the Partnership nor any Unitholder shall have any interest therein by virtue of this Agreement or the partnership relationship created hereby.

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(c)            Affiliate Services. The Unitholders recognize and consent that, without limiting Sections 4.1(b)(i), 4.5(b) and 4.5(d), Brookfield will perform or will engage its affiliates and/or related parties to provide a variety of different Affiliate Services (as defined below) in connection with the operation and/or management of the Partnership and/or its Unitholders, the General Partner, the Manager, the Feeder and any other Feeder Funds, any Intermediate Entities and any other Persons through which the Partnership invests and/or their respective affiliates, Investments, potential Investments and/or the investment entities of the Partnership, that would otherwise be provided by independent third parties, including (among others): lending and loan special servicing; investment banking (including participation by Brookfield-Affiliated broker dealers in the underwriting and syndications of securities, loans and/or other financial instruments issued by the Partnership or the Portfolio Companies); investment support, including investment backstop, guarantees and similar investment support arrangements; advisory, consulting, market research, appraisal, valuation, risk management and innovation (including cyber/digital security and related services), assurance, and audit services (including related to investments, assets, commodities, goods and services); acting as alternative investment fund manager and/or other similar type of manager in jurisdictions where such services are necessary and/or beneficial; the placement and provision of various insurance policies and coverage and/or reinsurance thereof, including risk retention and/or insurance captives and/or alternative insurance solutions; entitlement; development (including oversight thereof) and development management (including identification and assessment of development opportunities, project planning, engineering analysis, preparing and managing interconnection approvals and permitting, and managing related stakeholder matters); design and construction (including oversight thereof); procurement services; portfolio company and property management (and oversight thereof) and leasing or facility management; power marketing; system controls; operational, legal, financial, compliance, regulatory; tax, back office, environmental, social and governance related services, health, life and safety and security services, operations and maintenance services; brokerage, corporate secretarial, human resources, bank account and cash management; financial planning and related controls, books and records, payroll and welfare benefits services; supply or procurement of power and energy and/or other commodities/goods/products; transaction support; accounting and reporting; fund administration (including coordinating onboarding, due diligence, reporting and other administrative services with the Partnership’s third-party fund administrator and placement agents); arranging, negotiating and managing financing, refinancing, other financial operations services, hedging, derivatives, managing workouts and foreclosures, financing and other treasury and capital markets services; services relating to the use of entities that maintain a permanent residence in certain jurisdictions; data generation, analytics, analysis, collection and management services; participation in and/or advice on a range of activities by strategic and/or operations professionals with established industry expertise, including among others in connection with (or with respect to) the origination, identification, assessment, pursuit, coordination, execution and consummation of Investment opportunities, including project planning, engineering and other technical analysis, securing site control, preparing and managing approvals and permits, financial analysis and managing related-stakeholder matters; real estate, leasing and/or asset/facility management; service as administrative and collateral agent; development management (including pre-development, market and site analysis, modeling, zoning, entitlements, land use, pre-construction, community and government relations, design, environmental review and approvals, securing and administering compliance with governmental agreements, government approvals and incentive programs, permitting, site safety planning and construction); marketing (including of power or other output by an underlying asset/portfolio company); environmental and sustainability services; physical and digital security, life and physical safety, maintenance and other technical specialties; information technology services and innovation; appraisal and valuation services; market research; cash flow modeling and forecasting, consolidating, reporting, books and records; arranging, negotiating and managing financing and derivative arrangements; accounting, administrative services, reporting, legal, compliance and tax services relating to the Partnership and/or its Unitholders, the investment holding structures below the Partnership and its Portfolio Companies and other services; assisting with review, underwriting, due diligence analytics, and pursuit of Investments and potential Investments; managing workouts and foreclosures; client onboarding (including review of subscription materials and coordination of anti-bribery and corruption, anti-money laundering and “know your customer” reviews, assessments and compliance measures); client reporting; investment onboarding (including training employees of investments on relevant policies and procedures relating to risks); preparation and review of fund documents; negotiation with prospective investors; other services that would be considered Fund Expenses if performed by a third party; other operational, back office, administrative and governance related services; oversight and supervision of the provision, whether by a Brookfield affiliate/related party or a third party, of the above-referenced services and products; and any other services that Brookfield deems appropriate and relevant and/or necessary in connection with the operation and/or management of the Partnership and/or its Unitholders, the General Partner, the Manager, the Feeder Funds, the Intermediate Entities, any other Persons through which the Partnership invests and/or their respective affiliates, investments, potential investments and/or the investment entities of the Partnership (collectively “Affiliate Services”). The types of Affiliate Services that Brookfield provides will not remain fixed and are expected to change and/or evolve over time as determined by Brookfield in its sole discretion. To the extent that Brookfield (including any of its Affiliates or personnel, other than portfolio companies of other Brookfield Accounts) provides Affiliate Services to the Partnership, any Parallel Fund, any Feeder Fund, any Intermediate Entity or any Portfolio Company (which may include a carried interest or similar type of incentive fee), such Person or their Affiliates/designees will receive fees (or, in the case of lending, receive interest) or cost reimbursement in accordance with Brookfield’s internal policies and procedures, as updated from time to time. For the avoidance of doubt, in addition to any compensation paid to Brookfield pursuant to this Section 4.5(c), where an Affiliate of Brookfield is engaged to provide Affiliate Services in connection with an Investment, Brookfield may implement a management promote, incentive fee or other performance-based compensation for certain employees of the applicable operating Affiliate and the cost of such performance compensation will be paid by the applicable Investment. Neither the Partnership nor any Unitholder shall have any interest therein by virtue of this Agreement or the partnership relationship created thereby of any fees or compensation paid to Brookfield, any officer, director, employee, member or partner of Brookfield for the provision of Affiliate Services. For the avoidance of doubt, the foregoing shall not apply to, or in any way limit, the provision of services or products by any portfolio companies of Brookfield Accounts that provide such services or products or engage in similar types of activities in the ordinary course of their respective businesses.

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(d)             Transactions Among BPE Program Participants. The Unitholders recognize and consent that the Partnership, any Parallel Fund and any Intermediate Entity may, from time to time, without the consent of the Board of Directors or any Independent Directors but subject to Brookfield’s internal policies and procedures (as updated from time to time), directly or indirectly enter into transactions and other arrangements with other BPE Program Participants as part of managing the investment programs of the Partnership and other BPE Program Participants, including, without limitation, by (i) acquiring securities, properties or other assets from, or selling securities properties other assets to any other BPE Program Participants, (ii) accepting in-kind contributions of properties, assets or other securities from any other BPE Program Participant (or any investor therein) in connection with a conversion of its interests in any of the foregoing entities (or in any investment or other holdings thereof) in exchange for Units, units in any Parallel Fund or interests in any such Intermediate Entity, (iii) acquiring units or other interests in any other BPE Program Participants or issuing units or other interests of the Partnership, any Parallel Fund or any Intermediate Entity to any other BPE Program Participant, and/or (iv) loaning funds to, borrowing funds from or otherwise incurring indebtedness or other obligations and providing credit support with respect to, any other BPE Program Participant.

(e)             Allocation of Investment Opportunities. The General Partner will determine in its sole discretion whether an investment opportunity is within the investment objectives of the Partnership. Each Unitholder recognizes and consents that all or any portion of an investment opportunity that the General Partner determines in its sole discretion is not appropriate for the Partnership or is more appropriate for another Brookfield Account (including BPE Canada, BPE Lux and/or a Comparable Fund) may be pursued by the General Partner and its Affiliates outside of the Partnership. Each Unitholder acknowledges that Brookfield currently invests third-party capital in a wide variety of investment opportunities on a global basis through its various investment funds (including other Brookfield Accounts), some of which will have investment objectives that overlap with those of the Partnership. Brookfield Accounts that have investment objectives or guidelines that overlap with those of the Partnership may receive priority with respect to any investment opportunity that falls within such common objectives or guidelines or such investment opportunity may be allocated in any manner deemed appropriate by Brookfield in its sole discretion taking into account various factors, as further described in the Memorandum. Brookfield Accounts are expected to have terms that differ from the terms of the Partnership and may participate in investments on different terms than the Partnership and/or at different times than the Partnership. Accordingly the participation by the Partnership in investments with Brookfield Accounts is expected to vary on an investment-by-investment basis and there are expected to be investments within the Partnership’s investment objective that are made by such Brookfield Accounts, in which the Partnership does not participate or does not participate to the same extent as other investments.

(f)             Except as provided in Section 4.5(a)-(e) above, this Agreement shall not be construed in any manner to preclude the General Partner, the Manager or any of their respective direct or indirect partners, members or stockholders or their respective officers, directors, employees or Affiliates from engaging in any activity whatsoever to the maximum extent permitted by applicable law.

Section 4.6.             Valuation. The General Partner will be responsible for the valuation of Units which it will determine in accordance with the Partnership’s valuation policies, as updated from time to time.

Article V

The Unitholders

Section 5.1.             Management. Except as expressly provided in this Agreement, no Unitholder shall have the right or power to vote or participate in the management or affairs of the Partnership, nor shall any Unitholder have the power to sign for or bind the Partnership. The exercise by any Unitholder of any right conferred herein shall not be construed to constitute participation by such Unitholder in the control of the business of the Partnership so as to make such Unitholder liable as a general partner for the debts and obligations of the Partnership for purposes of the Act. To the fullest extent permitted by law, no Unitholder owes any duty (fiduciary or otherwise) to the Partnership or any other Partner as a result of such Unitholder’s status as a Unitholder, other than to act in good faith (to the extent required by law); provided, that this in no way limits any express obligations of a Unitholder provided for herein or in such Unitholder’s Subscription Agreement.

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Section 5.2.             Liabilities of the Unitholders. Except as provided by the Act or other applicable law and subject to the obligations to indemnify the Partnership and the General Partner as provided in Section 4.3, Section 10.6 and as otherwise expressly set forth herein, no Unitholder shall have any personal liability whatsoever in its capacity as a Unitholder, whether to the Partnership, to any of the Partners, or to the creditors of the Partnership, for the debts, liabilities, contracts, or other obligations of the Partnership or for any losses of the Partnership.

Section 5.3.             Independent Directors; Board of Directors.

(a)            The General Partner shall have the authority to appoint directors, including one or more directors that would be independent under the tests set out in Rule 303A.02 of the New York Stock Exchange Listed Company Manual or other policy as determined by the General Partner (each of the independent directors, an “Independent Director,” and together with the other directors, the “Board of Directors,” each, individually, a “Director”). Each Director shall serve a term of three years, which is renewable by the General Partner in its sole discretion. The Board of Directors shall be responsible for overseeing management in the preparation of the Partnership’s periodic reports under the Exchange Act and any other matters delegated to it by the General Partner and the Independent Directors shall be responsible for overseeing and approving certain situations involving conflicts of interest presented to them by the General Partner. The Independent Directors shall be unaffiliated with the General Partner, the Manager, or any of their Affiliates, and shall review and approve or disapprove (A) any actual conflicts of interest in any transaction or relationship between the Partnership, on the one hand, and the General Partner and/or any employee or Affiliate thereof, on the other hand, that the General Partner determines to present to the Independent Directors and (B) any matter (x) for which approval is required under the Advisers Act, including Sections 205(a) and 206(3) thereof, (y) as provided for under this Agreement or (z) as deemed appropriate by the General Partner in its sole discretion, except, in each case of the immediately preceding clauses (A) and (B), as contemplated by the terms of this Agreement. A majority of the Independent Directors or a committee comprised thereof are authorized to give or withhold the Partnership’s consent or approval as an “independent client representative” with respect to matters required by Section 205(a) and Section 206(3) of the Advisers Act and certain other situations involving conflicts of interest, including with regards to the assignment or other transfer of the General Partnership Interest pursuant to Section 8.1 (in each case where presented to such Independent Directors in the General Partner’s sole discretion). Each Unitholder agrees that, with respect to any consent sought from the Independent Directors under this provision, such consent of the Independent Directors shall be binding upon the Partnership, and the General Partner and its Affiliates, acting in accordance with or pursuant to such consent (or such procedures or standards approved by the Independent Directors), shall, absent actual fraud or willful misconduct, be fully protected and justified in acting in reliance upon and in accordance with such consent of the Independent Directors. Any matters for which the Board of Directors or Independent Directors have authority to act can be effected by majority approval of the Board of Directors or Independent Directors, as applicable for all purposes hereunder. If there are only two Independent Directors, matters requiring consent or approval of a majority of the Independent Directors will require approval of both Independent Directors. The foregoing shall not confer on the Board of Directors or any Director any authority or responsibility to participate in the management or conduct of the business of the Partnership or any Parallel Fund, including to review any investment decisions made by the General Partner or the Manager, all of which shall be the sole responsibility of the General Partner.

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(b)            The General Partner may appoint additional directors to the Board of Directors from time to time. The General Partner shall have the right to change or replace any Independent Director for Cause and any Director other than an Independent Director with or without Cause. The approval or consent of the Board of Directors shall constitute equivalent approval or consent with respect to any Intermediate Entity to the extent such approval or consent is sought by the General Partner.

(c)            Approval of the Independent Directors shall be required for any material modification to the Partnership’s valuation policies.

(d)            The Board of Directors (including the Independent Directors) shall owe a fiduciary duty to use their reasonable business judgment to act in the best interests of the Partnership with respect to matters of the Partnership that are within the Board of Directors’ authority.

Article VI

Expenses and Fees

Section 6.1.             General Partner Expenses. The Partnership shall not have any salaried personnel other than Directors. The General Partner, the Manager and their Affiliates shall bear and be charged with the compensation of the General Partner’s and the Manager’s investment professionals for providing investment advisory services to the Partnership (collectively, the “General Partner Expenses”).

Section 6.2.             Management Fee and Investment Management Agreement.

(a)            The Partnership (directly or indirectly through an Intermediate Entity) shall pay the Manager the Management Fee pursuant to the Investment Management Agreement.

(b)            The Unitholders recognize that the Manager and its Affiliates may receive certain fees as more fully set forth in the Investment Management Agreement, and agree that the Management Fee payable under the Investment Management Agreement will not be affected thereby, except as provided in the Investment Management Agreement.

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Section 6.3.             Fund Expenses.

(a)            The Partnership shall bear and be charged with all fees, costs and expenses of its operations other than General Partner Expenses (the “Fund Expenses”) (and shall promptly reimburse the General Partner, the Manager or their Affiliates, as the case may be, to the extent that any of such costs and expenses are paid by such entities), including, without limitation:

(i)             those related to legal, auditing, consulting and accounting, those related to the administration of the Partnership or its subsidiaries (including both third-party and internal fund administrator services), including, but not limited to, fees, expenses and costs incurred in connection with information technology utilized by the Partnership or its subsidiaries, the preparation and circulation of funding notices and distribution notices (including fees, expenses and costs of service providers), the maintenance of the Partnership’s books of account and other reports and the preparation of audited or unaudited financial statements required to implement the provisions of this Agreement or by any governmental authority with jurisdiction over the Partnership (including those of independent auditors, accountants, any independent valuation advisor and counsel, the costs and expenses of preparing and circulating the reports called for by Article VII hereof (including Schedules K-1 or other similar schedule), and any fees or imposts of a governmental authority imposed in connection with such books and records and statements) and other routine administrative fees, expenses and costs of the Partnership or its subsidiaries, including, but not limited to, those relating to the preparation of tax returns and the effecting of tax reporting or compliance (including all calculations ancillary to such reporting or compliance, such as determinations of “earnings and profits”, “surplus balances” or other amounts relevant to income tax for the Partnership, its subsidiaries or investors of the Partnership), cash management expenses (including treasury and hedging services);

(ii)            those incurred in connection with meetings of the Board of Directors, the audit committee or any third-party advisory committees (including travel expenses and legal counsel (if any) retained and incurred by the Board of Directors), and the fees, costs and expenses of any legal counsel or other advisors retained by, or at the direction or for the benefit of, the Board of Directors;

(iii)           those incurred in connection with meetings of the Unitholders, including accommodation, meal, event and similar expenses and costs related thereto;

(iv)           those related to the organization of, offering of interests in, and operation or maintenance of the Partnership, any Feeder Fund, any Parallel Fund and/or any Intermediate Entity, including, without limitation, any travel and accommodation expenses related to such entity, the salary and benefits of any personnel reasonably necessary for the maintenance of such entity or other overhead expenses in connection therewith, to the extent not paid by such Feeder Funds, Parallel Funds and/or Intermediate Entities or their partners, as applicable;

(v)            those incurred in connection with indemnification and insurance, including those incurred in connection with any litigation, investigation, settlements or reviews or other extraordinary events, D&O liability, professional liability and other insurance and indemnity expenses, including the amount of any judgments or settlements paid in connection therewith;

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(vi)           those incurred in connection with the identification, structuring, negotiation, acquisition, sourcing (including any retainers, success and finder’s fees and other compensation paid to contractors, senior advisors and sourcing and operating partners), researching, holding, operating, sale, proposed sale, restructuring, other disposition or valuation (including the cost of any valuation of, or fairness opinion relating to, any portfolio company or other asset or liability, or potential transaction, of the Partnership, unless the Manager, in its sole discretion, chooses to pay the cost of such fairness opinion) of its proposed or actual Investments (including due diligence in connection therewith), including, but not limited to, legal, accounting, tax, audit, consulting (including those engaged to evaluate the reasonableness of the affiliate service rate or whether Brookfield’s fee and expense practices are in compliance with the provisions of this Agreement), appraisal, travel, lodging, transportation, meals, and other expenses (to the extent not subject to reimbursement), and the attendance at conferences in connection with the evaluation of future Investments or specific sectors, geographies or industries solely to the extent that such conferences are in furtherance of the Partnership’s business;

(vii)          those arising out of all permitted borrowings made by the Partnership or its subsidiaries or alternative structures (including interest thereon), and those incurred in negotiating, entering into, effecting, maintaining, varying and terminating any borrowing, guarantee or other credit arrangement permitted to be incurred under this Agreement;

(viii)         those related to brokerage commissions, custodial expenses, appraisal fees and other costs incurred in connection with actual or proposed Investments and temporary investments, including all fees, costs and expenses related to, or losses incurred in respect of, transactions in derivative instruments, as provided in Section 6.3(c) hereof, and costs resulting from the conversion of any investment proceeds to the currency of distribution;

(ix)            those incurred in connection with hedging transactions, including hedging by Intermediate Entities which may not be for the direct benefit of the Partnership;

(x)             those incurred in connection with all subsidiaries of the Partnership (including any Intermediate Entity) or the Manager, and other vehicles and special purpose entities through which Investments are held or managed, including the costs associated with establishing, administering, maintaining, managing, operating, winding up and dissolving such entities and maintaining a permanent residence in certain jurisdictions (in each case, such as rent for office space, related overhead, board of directors’ expenses and employee salaries and benefits);

(xi)            those related to business development;

(xii)           those related to communications (including any software or online data portal used in connection with reporting and any expenses incurred in connection with webcasts, video conferencing or similar technology services), and those related to the maintenance of any website, data room or communication medium used for the Partnership (including for the hosting of constitutional documents or any other documents to be communicated to investors, prospective investors or third parties), as well as expenses and fees (or other comparable arrangements) payable to a placement agent or financial intermediary in respect of the subscription by Unitholders sourced or admitted through such placement agent or financial intermediary (to the extent such expenses or fees are not borne by the Partnership directly);

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(xiii)          those incurred in connection with any restructuring, amendments to the constituent documents of the Partnership, any Parallel Funds, any Feeder Funds and of their respective related entities (including any Intermediate Entity), including the General Partner and the Manager, to the extent necessary to implement a restructuring or amendment to the Partnership documents (or the constituent documents of any Intermediate Entity);

(xiv)         those incurred in connection with administering and compliance with any written agreements entered into with any Unitholder and this Agreement, including summaries thereof, finance and reporting obligations in respect thereof and any revisions or amendments to any such written agreements;

(xv)          those incurred in connection with government and regulatory filings, including Form ADV (with respect to the Manager), Form PF, Form 10, Exchange Act reporting, and any reports and notices filed with the U.S. Commodity Futures Trading Commission and the National Futures Association;

(xvi)         those related to any depositary, custodian, paying agent, trustee, rating agent or transfer agent;

(xvii)        those of third-party service providers incurred on behalf of the Partnership or any other partnership or legal entity and/or the General Partner or the general partner of such other partnership or legal entity in order to ensure compliance with local regulatory or tax regimes (including any taxes thereon);

(xviii)        those incurred in connection with any tax audit, investigation, settlement or review of the Partnership and any taxes, fees, interest and other governmental or regulatory charges payable by the Partnership (including taxes and other amounts related thereto); except, in each case, to the extent such amounts are (A) allocable to or payable by a Unitholder, and (B) actually borne and paid by such Unitholder and any tax reporting requirements applicable to the Partnership or the Intermediate Entities, including with respect to their Investments and all calculations ancillary to such reporting or compliance;

(xix)          those incurred by the General Partner or its designee in its capacity as the partnership representative;

(xx)           those incurred in connection with a purchase, redemption, sale, assignment, pledge or transfer of a Unitholder’s interest in the Partnership or the withdrawal or termination of a Unitholder, including prospective transfers that are not consummated and those incurred in connection with transferring a Unitholder’s Units to a Parallel Fund (except to the extent allocable to or payable by, and actually borne and paid by, the applicable purchaser or Unitholder, assignee, pledgee or transferee, as the case may be);

(xxi)          those incurred in connection with anti-money laundering or “know your customer” compliance, tax diligence and/or related procedures;

(xxii)         those incurred in connection with the collection of any amounts due to the Partnership from any Person;

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(xxiii)        those associated with the maintenance and operation of the General Partner;

(xxiv)        those related to compliance with privacy laws, rules or regulations of any applicable jurisdiction, including the General Data Protection Regulation;

(xxv)         fees, costs and expenses of a dealer-manager in connection with the provision of broker dealer services to the Partnership or any Portfolio Companies;

(xxvi)        all costs and expenses of the Partnership and its Affiliates in connection with any approved Seed Investment;

(xxvii)       any fees, costs and expenses incurred in connection with payments made in accordance with Section 4.5(c);

(xxviii)      any expense approved by the Board of Directors;

(xxix)        those incurred in connection with assisting Unitholders responding to FOIA requests; and

(xxx)         all fees, costs and expenses, if any, incurred by or on behalf of the Partnership in developing, negotiating and structuring prospective or potential Investments that are not ultimately made or a proposed disposition that is not actually consummated, including, without limitation, any legal, tax, accounting, travel, advisory, consulting, printing and other related costs and expenses and any liquidated damages, reverse termination fees and/or similar payments and commitment fees (collectively, “Broken Deal Expenses”).

(b)            For the avoidance of doubt, Fund Expenses pursuant to Section 6.3(a) will include, and the Partnership shall bear, all such expenses whether incurred by, on behalf of or in connection with any Parallel Fund, Feeder Fund formed by Brookfield, or Intermediate Entity, other than those taxes that are treated as distributed to a Partner or Partners as provided herein. Fund Expenses relating to Investments shall generally be allocated among the Partnership and other Brookfield Accounts (including Comparable Funds) pro rata based upon their relative investment size in the Investment (and in good faith in the case of broken deal expenses and related expenses for unconsummated transactions based on their relative expected investment sizes thereof). Fund Expenses may be paid out of any funds of the Partnership (or of any Feeder Funds, Parallel Funds and/or Intermediate Entities) in a manner reasonably determined by the General Partner. In addition, the General Partner may specifically allocate any Fund Expenses to one or more classes of Unitholders to the extent the General Partner determines in good faith that doing so is necessary or appropriate under the circumstances. If the Partnership (or any Feeder Funds, Parallel Funds and/or Intermediate Entities) invests alongside or in another Brookfield Account, any expenses that are payable in accordance with the governing terms of such Brookfield Account shall be deemed payable by the Partnership (or any Feeder Funds, Parallel Funds or Intermediate Entities) pursuant to Section 4.1(a) (with respect to the Partnership’s (and/or any Feeder Funds’, Parallel Funds’ and/or Intermediate Entities’) allocable portion of such expenses). The General Partner also may cause the Partnership (and/or any Feeder Funds, Parallel Funds and/or Intermediate Entities) to borrow funds to pay Fund Expenses pursuant to Section 4.1(b).

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(c)            Any amounts paid by the Partnership for or resulting from any instrument or other arrangement designed to hedge or reduce one or more risks associated with an Investment shall be considered a Fund Expense relating to such Investment.

Section 6.4.             Certain Expenses. Notwithstanding anything herein to the contrary, the General Partner shall, to the extent applicable and in the General Partner’s reasonable discretion, specially allocate to a Feeder Fund (including any Feeder Fund Investor) any Fund Expenses and any other expenses, obligations, indemnities or liabilities, contingent or otherwise, of the Partnership relating to such Feeder Fund, as the case may be, it being understood that any such expenses, obligations, indemnities or liabilities relating to a Feeder Fund shall be borne indirectly solely by the Feeder Fund Investor (pro rata based on such Feeder Fund Investor’s interest in such Feeder Fund) and that the obligations of the other Unitholders hereunder in respect of such obligations, indemnities or liabilities shall not in any way be increased as a result thereof. The General Partner may, to the extent applicable, hold all or any portion of any Subscription made by a Feeder Fund pursuant to the preceding sentence in reserve and apply such amounts any time to satisfy any such expenses, obligations, indemnities or liabilities, contingent or otherwise, relating to such Feeder Fund.

Article VII

Books and Records and Reports to Partners

Section 7.1.             Books and Records.

(a)            The General Partner shall keep or cause to be kept complete and appropriate records and books of account. Except as otherwise expressly provided herein, the books and records of the Partnership shall be maintained in accordance with U.S. generally accepted accounting principles, consistently applied, and shall be maintained for at least five (5) years following the termination of the Partnership. The books and records shall be maintained or caused to be maintained at the principal office of the Partnership.

(b)            Except as set forth specifically in this Article VII and to the fullest extent permitted by Section 17-305 of the Act, no Unitholder shall have the right to obtain any other information about the business or financial condition of the Partnership, about any other Unitholder or former Unitholder or about the affairs of the Partnership.  No act of the Partnership, the General Partner, the Manager or any other Person that results in a Unitholder being furnished any such information shall confer on such Unitholder or any other Unitholder the right in the future to receive such or similar information or constitute a waiver of, or limitation on, the Partnership’s ability to enforce the limitations set forth in the first sentence of this Section 7.1(b).

Section 7.2.             Federal, State, Local and Non-United States Income Tax Information. The General Partner shall prepare and send, or cause to be prepared and sent, to each Person who was a Partner at any time during a Fiscal Year copies of such information as the General Partner believes may be required for U.S. federal, state, local and non-United States income tax reporting purposes, including copies of Schedule K-1 or any successor schedule or form, for such Person. The General Partner will use reasonable efforts to cause the Partnership to provide to each of the Unitholders IRS Schedules K-1 (Form 1065) and K-3 (Form 1065) in relation to Partnership for each taxable year on or before March 31st of the succeeding taxable year.

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Section 7.3.             Reports to Partners.

(a)            Within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Partnership (subject to reasonable delays in the event of the late receipt of any necessary financial information from any Portfolio Company as permitted under applicable law), the General Partner shall make available to each Person who was a Partner during such period a quarterly report and unaudited financial statements of the Partnership (which may be prepared on a combined basis with respect to the Partnership and/or any Feeder Funds, Parallel Funds and/or Intermediate Entities and their respective alternative vehicles). The filing of a Form 10-Q with the Securities and Exchange Commission that is made available on the Partnership’s website will be deemed to satisfy this obligation.

(b)            Within one hundred twenty (120) days (subject to reasonable delays in the event of the late receipt of any necessary financial information from any Portfolio Company) after the end of each Fiscal Year of the Partnership, the General Partner shall make available to each Person who was a Partner during such Fiscal Year an annual report and audited financial statements for the Partnership (which may be prepared on a combined basis with respect to the Partnership and any Feeder Funds, Intermediate Entities and/or Parallel Funds and their respective alternative vehicles) prepared in accordance with U.S. generally accepted accounting principles. The filing of a Form 10-K with the Securities and Exchange Commission that is made available on the Partnership’s website will be deemed to satisfy this obligation.

(c)            Notwithstanding anything contained in this Section 7.3, the information contained in any financial statements and reports delivered pursuant to this Section 7.3 with respect to any secondary investment in an investment fund (including any other Brookfield Account) may be a Fiscal Quarter in arrears because necessary information (including valuation information) in respect of such Investments is delayed past the time that the General Partner determines to provide reporting or financial statements for such period, and in each case the General Partner shall not be deemed to have breached its obligations hereunder to the extent the General Partner is unable to provide any required information with respect to such Investments that are secondary investments in investment funds.

Section 7.4.             Partnership Informational Meetings. The General Partner may (but shall not be required to) hold, from time to time, general informational meetings with the Unitholders, which may be telephonic.

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Article VIII

Transfers, Withdrawals and Default

Section 8.1.             Transfer of the General Partner

. Without the consent of the Independent Directors, the General Partner shall not have the right to assign, pledge or otherwise transfer its General Partnership Interest; provided, that without the consent of the Unitholders or the Independent Directors, the General Partner may, at the General Partner’s expense, (i) be reconstituted as or converted into a corporation, partnership or other form of entity (any such reconstituted or converted entity being deemed to be the General Partner for all purposes hereof) by merger, consolidation, conversion or otherwise, or (ii) transfer to one of its Affiliates the General Partnership Interest (in whole or part) or any similar interest of a successor entity to the Partnership.  In the event of an assignment or other transfer of all of the General Partnership Interest, its assignee or transferee shall be substituted in its place as general partner of the Partnership and immediately thereafter the General Partner shall withdraw as general partner of the Partnership. The provisions of this Section 8.1 shall not prevent the General Partner from assigning by way of security or otherwise pledging or granting security over its rights under this Agreement pursuant to the terms of Section 4.1 or otherwise as permitted by this Agreement.

Section 8.2.             Assignments/Substitutions by Unitholders.

(a)            A Unitholder (other than the Special Unitholder) may not directly or indirectly sell, exchange, assign, mortgage, hypothecate, pledge or otherwise transfer its Units (or any interest therein) in whole or in part to any Person (an “Assignee”) unless:

(i)             such assignment or transfer would not require registration under, or violate the Securities Act or any state securities or “Blue Sky” laws applicable to the Partnership or the Units to be assigned or transferred;

(ii)            the transferee meets the investor eligibility requirements established by the Partnership from time to time as set forth under the terms of the Subscription Agreement;

(iii)           such assignment or transfer would not cause the Partnership to lose its status as a partnership for U.S. federal income tax purposes or cause the Partnership to become required to register under the 1940 Act;

(iv)           such assignment or transfer would not otherwise cause the Partnership to violate any applicable law, regulation, court order or judicial decree;

(v)            such assignment or transfer would not cause (y) all or any portion of the assets of the Partnership to constitute “plan assets” for purposes of Title I of ERISA, Section 4975 of the Code or any applicable Similar Law of any existing or prospective Unitholder, and (z) the General Partner (or other Persons responsible for the operation of the Partnership and/or investment of the Partnership’s assets) to become a fiduciary with respect to any existing or prospective Unitholder, pursuant to ERISA, any applicable Other Plan Law or otherwise; and

(vi)           such assignment or transfer would not cause or be likely to cause (in the General Partner’s sole discretion) the Partnership to be treated as a “publicly traded partnership” taxed as a corporation within the meaning of Section 7704 of the Code and the regulations promulgated thereunder.

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To transfer its Units, a Unitholder shall provide sixty (60) calendar days’ notice to the General Partner, or such reasonably shorter period as agreed to by the General Partner (such period, the “Notice Period”), and submit an executed form to the transfer agent and the Partnership, which form shall be provided by the Partnership or its agent upon request. Such transfer will be recorded on the books and records of the Partnership and be effective as of the first calendar day of the quarter immediately following the end of the Notice Period. Each transferor agrees that it will pay all reasonable costs and expenses incurred by the Partnership and the General Partner in connection with such transfer, including, without limitation, attorneys’ and accountants’ fees incurred by the Partnership and any transfer, stamp, documentary or other similar taxes in connection with a transfer of Units by such transferor, including in connection with any in-house legal, administrative, accounting, finance, tax, compliance or other similar services provided by the Partnership, General Partner, Manager or their respective Affiliates related to such transfer.  Such expenses shall be due and payable on the day the transferee is admitted to the Partnership as a substitute Unitholder. For the avoidance of doubt, the Special Unitholder may assign its interest in Performance Participation Allocation (in whole or in part) to another entity or entities in its sole discretion without the General Partner’s consent.

(b)            The General Partner may prohibit (and may not recognize) any assignment, transfer or substitution if the General Partner believes that such assignment, transfer or substitution would cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder.

(c)            As a condition to the General Partner’s ability to reject a transfer where there would be a “substantial built in loss” within the meaning of Section 743(d) of the Code immediately after such transfer, as determined by the General Partner in its sole discretion, the General Partner may require the transferring Unitholder to provide any information reasonably necessary for any required adjustment to the basis of Partnership property under Section 743 of the Code (it being understood that the assignee and assignor shall be responsible for the costs and other expenses associated with such required basis adjustment as reasonably determined by the General Partner).

(d)            The General Partner and/or its Affiliates may acquire Units of a transferring Unitholder as a transferee.

(e)            For the avoidance of doubt, subject to the terms of this Section 8.2, the Special Unitholder shall have the right to transfer to any of its Affiliates all or any portion of its interest in the Performance Participation Allocation without the consent of the Unitholders. In addition, the General Partner may convert all or any portion of its interest as the general partner of the Partnership to form part of a limited partner’s interest as a Unitholder of the Partnership.

(f)            Any attempted assignment or substitution not made in accordance with this Section 8.2 shall be deemed cancelled.

Section 8.3.             Further Actions. The General Partner may cause this Agreement to be amended to reflect as appropriate the occurrence of any of the transactions referred to in this Article VIII.

Section 8.4.             Withdrawals Generally. Except as expressly provided in this Agreement or otherwise agreed to by the General Partner, no Partner shall have the right to withdraw from the Partnership or to withdraw any part of its Capital Account.

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Section 8.5.             Required Withdrawals.

(a)            A Unitholder may be required to withdraw from the Partnership in whole or in part if in the reasonable judgment of the General Partner: (i) (a) all or any portion of the assets of the Partnership may be characterized as assets of a Plan for purposes of the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, or pursuant to any applicable Similar Law, whether or not such Unitholder is subject to ERISA, the Code or any Similar Law without such withdrawal or (b) the General Partner (or other Persons responsible for the operation of the Partnership and/or investment of the Partnership’s assets) may be considered a fiduciary with respect to any Unitholder, for purposes of the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA, Section 4975 of the Code or any applicable Other Plan Law; (ii) the Partnership or any Partner is reasonably likely to be subject to any requirement to register under the 1940 Act or any other securities laws of any jurisdiction; (iii) a significant delay, extraordinary expense or material adverse effect on the Partnership or any of its Affiliates, any Partners, any Portfolio Company, Investment or any prospective investment is likely to result; provided, that any such Unitholder shall remain liable to the Partnership to the extent of any breach of a representation or covenant made by such Unitholder to the Partnership or the General Partner arising out of or relating to such withdrawal; (iv) in the General Partner’s sole and absolute discretion, a violation of or non-compliance with any law, rule or regulation (which may include any anti-money laundering or anti-terrorist financing laws, rules, regulations, directives or special measures) applicable to the Partnership (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the U.S. International Money Laundering Abatement and the Anti-Terrorist Financing Act of 2001 and FATCA) or any material adverse effect on the Partnership or any Partner is likely to result from such Unitholder’s continued interest in the Partnership; (v) the Units have vested in any Person by operation of law as a result of the death, divorce, dissolution, termination, Bankruptcy, insolvency or adjudicated incompetence of the Unitholder; (vi) continued ownership of the Units by a Unitholder may be harmful or injurious to the business or reputation of the Partnership, the General Partner, the Manager, Brookfield or any of their Affiliates, or may subject the Partnership or any Unitholder to an undue risk of adverse tax or other fiscal or regulatory consequences; (vii) any of the representations and warranties made by a Unitholder or other Person in connection with the acquisition of Units was not true when made or has ceased to be true; or (viii) it would be in the interest of the Partnership for the Partnership to redeem the Units.

(b)            Withdrawals pursuant to this Section 8.5 will be effected by the Partnership’s purchase of such Unitholder’s Units (or a portion thereof, as applicable) at the NAV of such Units at the time of withdrawal. No consent of, or execution of any document by, such Unitholder shall be needed to effect the purchase of the Units pursuant to this Section 8.5.

(c)            Unless the General Partner determines otherwise in its sole discretion, the effective date of any withdrawal pursuant to this Section 8.5 shall be the last day of the month in which notice of such withdrawal was given pursuant to this Section 8.5.

Section 8.6.             Redemption of Units. Notwithstanding Section 8.4, the General Partner may cause the Partnership to establish, from time to time, a program or programs by which the Partnership voluntarily offers to redeem Units from Unitholders from time to time, including through the Redemption Program; provided, that such redemptions do not impair the capital or operations of the Partnership or cause the Partnership to become subject to tax as a corporation. The General Partner may amend or suspend the Redemption Program if in its reasonable judgment it deems such action to be in the Partnership’s best interest, including, but not limited to, for tax, regulatory or other structuring reasons. The Class B-1 Units are not subject to the Redemption Program, including with respect to any redemption limits. The Partnership has adopted a separate arrangement to redeem Class B-1 Units.

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Article IX

Duration and Termination of the Partnership

Section 9.1.             Duration. The Partnership shall continue until it is dissolved upon (a) a determination made by the General Partner at any time in its sole discretion that the dissolution and winding up of the Partnership is in the best interests of the Partnership, (b) a GP Event of Withdrawal, (c) the termination, dissolution or withdrawal of the General Partner, (d) the failure of the General Partner or the Manager to cure any Disabling Conduct, together with the consent of 75% in Interest to dissolve the Partnership, or (e) the entry of a decree of dissolution of the Partnership pursuant to Section 18-802 of the Act.

Section 9.2.             Termination. Upon dissolution of the Partnership, the Partnership shall be wound up and liquidated. The General Partner shall make distributions out of Partnership assets in the following manner and order:

(a)            first, to the satisfaction of any expenses advanced by the Manager to the Partnership, including the Expense Support (as defined in the Investment Management Agreement), that have not otherwise been reimbursed;

(b)            second, to the satisfaction of the expenses of the winding-up, liquidation and dissolution of the Partnership and all creditors of the Partnership as required by the Act, other than Partners, either by the payment thereof or the making of reasonable provision therefor;

(c)            third, to establish reserves, in amounts established by the General Partner or such liquidator, to meet other liabilities of the Partnership (including the Management Fee, the Performance Participation Allocation and the Servicing Fee); and

(d)            fourth, to pay, in accordance with the terms agreed among them and otherwise on a pro rata basis, all creditors of the Partnership that are Partners, either by the payment thereof or the making of reasonable provision therefor.

The remaining proceeds, if any, plus any remaining assets of the Partnership, shall be applied and distributed pro rata based on the aggregate NAV of Units held by each Partner by the end of the Fiscal Year during which the liquidation occurs or, if later, within ninety (90) calendar days after the date of such liquidation. For purposes of the application of this Section 9.2 and determining Capital Accounts on liquidation, all unrealized gains, losses and accrued income and deductions of the Partnership shall be treated as realized and recognized immediately before the date of distribution.

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Article X

Capital Accounts and Allocations of Profits and Losses

Section 10.1.           Capital Accounts.

(a)            A separate capital account (the “Capital Account”) shall be established and maintained for each Partner in accordance with the principles and requirements set forth in Section 704(b) of the Code and the Treasury Regulations. The Capital Account of each Partner shall be credited with such Partner’s Subscription to the Partnership, as well as any concurrent or subsequent contributions to capital, all Profits allocated to such Partner pursuant to Section 10.2 and any items of income or gain which are specially allocated pursuant to Section 10.3 or otherwise pursuant to this Agreement; and shall be debited with all “Losses” allocated to such Partner pursuant to Section 10.2, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 10.3 or otherwise pursuant to this Agreement, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner. To the extent not provided for in the preceding sentence, the Capital Accounts of the Partners shall be adjusted and maintained in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), as the same may be amended or revised. Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any interest in the Partnership in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest. In furtherance of the foregoing and in accordance with Treasury Regulation Section 1.1061-3(c)(3)(ii)(B), the Partnership shall, (i) calculate separate allocations attributable to (A) the Performance Participation Allocation and any other distribution entitlements that are not commensurate with capital contributed to the Partnership, and (B) any distribution entitlements of the Partners that are commensurate with capital contributed to the Partnership (in each case, within the meaning of Treasury Regulation Section 1.1061-3(c)(3)(ii)(B) and as reasonably determined by the General Partner), and (ii) consistently reflect each such allocation in its books and records. In the event of any transfer of any Unit in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to transferred Units.

(b)            No Partner shall be required to pay to the Partnership or to any other Partner the amount of any negative balance which may exist from time to time in such Partner’s Capital Account.

Section 10.2.           Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits, Losses and, to the extent necessary, individual items of income, gain, loss or deduction of the Partnership shall be allocated among the Partners in a manner such that, after giving effect to the special allocations set forth in Section 10.3(d), (e), (f), (g), or elsewhere expressly provided for in this Agreement or the Investment Management Agreement, the Capital Account of each Partner, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Partner pursuant to this Agreement if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Partnership were distributed in accordance with this Agreement to the Partners immediately after making such allocation, minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the General Partner may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account such facts and circumstances as it deems reasonably necessary for this purpose.

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Section 10.3.           Special Allocation Provisions. Notwithstanding any other provision in this Article X:

(a)            Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 10.3(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b)            Qualified Income Offset. In the event any Unitholder unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Unitholder in an amount and manner sufficient to eliminate the deficit balance in its Capital Account created by such adjustments, allocations or distributions as promptly as possible; provided, that an allocation pursuant to this Section 10.3(b) shall be made only to the extent that a Partner would have a deficit balance in its Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article X have been tentatively made as if this Section 10.3(b) were not in this Agreement. This Section 10.3(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.

(c)            Gross Income Allocation. In the event any Unitholder has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Unitholder shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 10.3(c) shall be made only if and to the extent that a Unitholder would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article X have been tentatively made as if Section 10.3(b) and this Section 10.3(c) were not in this Agreement.

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(d)            General Partner Expenses. To the extent, if any, that General Partner Expenses and any items of loss, expense or deduction resulting therefrom are deemed to constitute items of Partnership loss or deduction rather than items of loss, or deduction of the General Partner, such General Partner Expenses and other items of loss, expense or deduction shall be allocated 100% to the General Partner and the General Partner’s Capital Account shall be credited with the same amount.

(e)            Payee Allocation. In the event any payment to any Person that is treated by the Partnership as the payment of an expense is recharacterized by a taxing authority as a Partnership distribution to the payee as a partner, such payee shall be specially allocated an amount of Partnership gross income and gain as quickly as possible equal to the amount of the distribution.

(f)             Nonrecourse Deductions. Nonrecourse Deductions shall be allocated pro rata based on the number of Units held by each Partner.

(g)            Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

(h)            Special Allocations. Any special allocations of income, gain, loss, deduction or credit pursuant to Section 10.3(b) or (c) hereof shall be taken into account in computing subsequent allocations pursuant to this Article X, so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Section 10.3(b) or (c) had not occurred.

Section 10.4.           Tax Allocations. For U.S. federal income tax purposes only, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided, that in the case of any Partnership asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the General Partner) so as to take account of the difference between Carrying Value and adjusted basis of such asset. Notwithstanding the foregoing, the General Partner may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account such facts and circumstances as it deems reasonably necessary for this purpose. The General Partner shall determine all matters concerning allocations for tax purposes not expressly provided for herein in its sole discretion. To the extent there is an adjustment by a taxing authority to any item of income, gain, loss, deduction or credit of the Partnership (or an adjustment to any Partner’s distributive share thereof), the General Partner may reallocate the adjusted items among each Partner or former Partner (as determined by the General Partner) in accordance with the final resolution of such audit adjustment. In the event that the Partnership’s Units are redeemed pursuant to Section 8.5 or Section 8.6 of this Agreement, the General Partner may elect to allocate specifically for U.S. federal income tax purposes Profits or Losses (or items of income, gain, and loss, including items taxable at ordinary income rates and short- and long-term capital gains and losses) to any Unitholder whose Units are partially or fully redeemed (including a Unitholder whose Units are only partially redeemed) to the extent that the amount of the Unitholder’s tax basis attributable to such redeemed Units is greater or less than the amount the Unitholder received on redemption.

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Section 10.5.           Other Allocation Provisions. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. Section 10.2 to Section 10.5 may be amended at any time by the General Partner if necessary, to maintain substantial economic effect in accordance with such regulations or to ensure that allocations are in accordance with the Partners’ interests in the Partnership, in each case as reasonably determined by the General Partner.

Section 10.6.           Tax Advances. To the extent the General Partner reasonably determines that the Partnership (or any entity in which the Partnership holds an interest) is or may be required by law to withhold or to make tax payments (including interest and penalties thereon) on behalf of or with respect to any Partner or as a result of a Partner’s participation in the Partnership or as a result of a Partner’s failure to provide requested tax information, including any withholding taxes or any amounts imposed pursuant to FATCA, Section 6225 or Section 1446(f) of the Code (it being understood, however, that the General Partner may rely upon and shall have no duty to independently verify any information provided to it by taxing authorities for the purpose of determining any such tax payments or withholdings hereunder) (“Tax Advances”), the General Partner may withhold or escrow such amounts or make such tax payments as so required. All Tax Advances allocable to a Partner, as determined by the General Partner in its discretion, shall, at the option of the General Partner, (i) be promptly paid to the Partnership by the Partner on whose behalf such Tax Advances were made or whose participation resulted in such Tax Advances (as relevant), (ii) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the redemption proceeds or proceeds of liquidation of the Partnership otherwise payable to such Partner, or (iii) be repaid by treating such Tax Advances with respect to such Partner as a redemption of Units at a price per Unit equal to the most recent Net Asset Value per Unit at the time of such Tax Advances, and such Units treated as redeemed shall be cancelled. Whenever the General Partner selects the option set forth in clause (ii) of the immediately preceding sentence for repayment of a Tax Advance by a Partner, for all other purposes of this Agreement such Partner shall be treated as having received all distributions unreduced by the amount of such Tax Advance. Each Partner hereby agrees to indemnify and hold harmless the Partnership, the General Partner, their Affiliates and their respective members, officers, directors, employees, agents, stockholders or partners, from and against any liability (including, (x) without limitation, any liability for taxes, penalties, additions to tax or interest, and (y) any liability as a result of a failure to withhold and remit taxes in respect of any Partner) with respect to income attributable to or distributions or other payments to such Partner, any Tax Advances required on behalf of or with respect to such Partner or as a result of such Partner’s failure to provide any tax information reasonably requested by the General Partner, although the foregoing in no way limits the provisions of Section 4.2(a). In the event the Partnership is liquidated and a liability or claim is asserted against, or an expense is borne by, the General Partner, any of their Affiliates or any of their respective members, officers, directors, employees, agents, stockholders or partners for Tax Advances made or required to be made, such parties shall have the right to be reimbursed from the Unitholder on whose behalf or as a result of whom such Tax Advance was made. The obligations of a Partner set forth in this Section 10.6 shall survive the withdrawal of any Partner from the Partnership, any transfer of a Partner’s Units or the liquidation or dissolution of the Partnership. For the avoidance of doubt, neither the Partnership nor the General Partner shall be liable for any excess taxes withheld or paid in respect of any Partner, and in the event of any such overpayment, a Partners' sole recourse shall be to apply for a refund from the appropriate governmental authority.

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Section 10.7.           Tax Filings. Each Unitholder shall provide such cooperation and assistance, including but not limited to executing and filing forms or other statements, as is reasonably requested by the General Partner to enable the Partnership or any entity in which the Partnership owns a direct or indirect interest to satisfy any applicable tax reporting or compliance requirements or to qualify for an exception from or reduced rate of tax or other tax benefit or be relieved of liability for any tax. Each Partner agrees that any such information, forms, and certifications provided to the Partnership pursuant to Section 10.6 and/or this Section 10.7 may be disclosed to the relevant (tax) authorities and withholding agents, as the case may be.

Section 10.8.           Tax Considerations. The General Partner will use reasonable efforts to cause the Partnership to structure its direct and indirect investments in jurisdictions outside of the United States and to conduct the operations of the Partnership so as to avoid any Unitholder (i) having a “permanent establishment” (or other taxable nexus) in any non-U.S. jurisdiction which causes the Unitholder to become subject to tax in any non-U.S. jurisdiction in respect of income not derived from the Partnership, or to become subject to tax in any non-U.S. jurisdiction on a net income basis in respect of income derived from the Partnership, or (ii) being required, in its own capacity, to file any tax returns in any non-U.S. jurisdiction (other than any such filings required to obtain refunds of amounts withheld or to avoid withholding), in each case solely as a result of the Unitholder having invested in the Partnership.

Section 10.9.           Compliance with FATCA. Promptly upon request, each Unitholder shall provide the General Partner with any information, representations, certifications or forms relating to such Unitholder (including information regarding such Unitholder’s direct or indirect owners) that the General Partner determines in its discretion are necessary or appropriate for any FATCA Covered Entity to (i) enter into, maintain or otherwise comply with the agreement contemplated by Section 1471(b) of the Code (or other similar provisions under FATCA), (ii) satisfy any requirement imposed under FATCA (including any withholding upon any payments to Unitholder under this Agreement) or (iii) comply with any reporting, withholding or payment requirements under FATCA. In addition, each Unitholder shall take such actions as the General Partner may reasonably request in connection with any of the foregoing. If any Unitholder fails to provide any of the information, representations, certificates or forms (or undertake any of the actions) required under this Section 10.9, the General Partner shall have full authority to (x) close such Unitholder’s “account” with the Partnership by causing a transfer of such Unitholder’s Units to a Person selected by the General Partner in a transaction that complies with Article 8 in exchange for any consideration that can be obtained for such Units, (y) form a Parallel Fund or transfer all or a portion of such Unitholder’s Units to a Parallel Fund (in which case, any and all costs associated with such formation or transfer shall be borne by such Unitholder on a pro rata basis with any other similarly situated Unitholders) or (z) take any other steps as the General Partner determines in its discretion are necessary or appropriate to mitigate the consequences of such Unitholder’s failure to comply with this Section 10.9 on the FATCA Covered Entities and the other Unitholders. If requested by the General Partner, such Unitholder shall execute any and all documents, opinions, instruments and certificates as the General Partner shall have reasonably requested or that are otherwise required to effectuate the foregoing. Unless otherwise agreed to in writing by the General Partner (on its own behalf or on behalf of the Partnership), any Unitholder that fails to comply with this Section 10.9 shall, together with all other Unitholders that fail to comply with this Section 10.9, at the discretion of the General Partner, either (1) subject to applicable law, directly and severally (but not jointly) indemnify and hold harmless the General Partner and the Partnership for any costs or expenses arising out of such failure or failures, including any withholding tax and other related amounts imposed under FATCA on any of the FATCA Covered Entities and any withholding or other taxes and other related amounts imposed as a result of a transfer effected pursuant to this Section 10.9 or (2) make a payment to the Partnership or the General Partner (or any successor thereof) in an amount equal to the taxes, other related amounts, costs and expenses described in clause (1) above.

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Article XI

Miscellaneous

Section 11.1.           Waiver of Partition and Accounting. Except as may be otherwise required by law in connection with the winding-up, liquidation and dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for an accounting or for partition of any of the Partnership’s property.

Section 11.2.           CFIUS.

(a)            The General Partner on behalf and in the name of the Partnership, is hereby authorized to take such actions as the General Partner, in its sole discretion, deems necessary to comply with the DPA or any CFIUS directive or order, any foreign equivalent thereof or U.S. state or federal legislation or regulations restricting direct or indirect foreign ownership of interests in U.S. businesses or assets (collectively, and each individually, a “Foreign Ownership Law”).

(b)            Notwithstanding anything to the contrary in this Agreement, and except as the General Partner shall, in its sole discretion, otherwise determine, each Foreign Person Unitholder (including any of its Affiliates) acknowledges and agrees that neither it nor its representative or designee (as applicable) shall:

(i)             Determine, direct, or decide any important matters (as set forth in the DPA) affecting the Partnership or any Portfolio Company;

(ii)            have the right to, have access to, or receive, or seek to have access to or receive any “material nonpublic technical information”;

(iii)           have any membership or observer rights, or the right to nominate an individual to a position on, the board of directors or equivalent governing body, of the Partnership or any Portfolio Company; or

(iv)           otherwise have any “involvement” in any “substantive decision-making” regarding in the case of this clause (iv): (A) the use, development, acquisition, safekeeping, or release of “sensitive personal data” of U.S. citizens maintained or collected by a Portfolio Company; (B) the use, development, acquisition, or release of “critical technologies” by a Portfolio Company; or (C) the management, operation, manufacture, or supply of “covered investment critical infrastructure” by a Portfolio Company;

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(c)            Each Unitholder that is not a Foreign Person Unitholder acknowledges and agrees that it shall not accept any investment or engage in any activity that would cause it to become a Foreign Person Unitholder without providing advance written notice to the General Partner.

(d)            Each Unitholder acknowledges and agrees that it shall cooperate, to the maximum extent permitted by applicable law, with requests for information from the General Partner made for the purpose of determining compliance with this Section 11.2 or with any Foreign Ownership Law, and that such requests may include requests for additional information about that Unitholders (and its Affiliates’) ownership, holdings, and investments in Portfolio Companies and/or potential portfolio companies, in each case as determined by the General Partner in good faith to be necessary to ensure compliance with applicable law and regulation.

(e)             Each Unitholder acknowledges and agrees that it shall, to the maximum extent permitted by applicable law, (1) cooperate with the General Partner with respect to any reporting or disclosure requirements imposed upon the Partnership under any Foreign Ownership Law, (2) cooperate with the Partnership in any action as the General Partner deems necessary in the General Partner’s reasonable discretion to comply with any Foreign Ownership Law, and (3) use reasonable best efforts to provide relevant information requested by CFIUS or other U.S. state or federal government authorities, or any foreign equivalent thereof, on behalf of and on matters related to any Foreign Ownership Law. In the case of a request by a U.S. or foreign government authority, in a Unitholder’s sole discretion and if permissible by applicable law, it may choose to provide the requested information directly and confidentially to the relevant government authority in lieu of providing such information to the Partnership or the General Partner; provided, that such Unitholder shall promptly notify the General Partner of such determination.

(f)             Without limiting the foregoing, this Section 11.2 shall not be deemed to apply to matters that are properly within the purview of the Unitholders as set forth herein. And in each case, is permissible pursuant to 31 C.F.R. 800.307(b). All terms in quotation marks used in this Section 11.2 shall have the meaning provided to such terms in the DPA.

(g)            Neither the provisions of this Section 11.2 nor any other provision of this Agreement shall be construed as imposing an obligation on the General Partner to ensure that the Investments will not constitute Covered Transactions or that the Partnership will not be considered a Foreign Person.

Section 11.3.           Amendments; Certain Consents.

(a)            Except as required by law, this Agreement (including any annexes, exhibits and schedules thereto) may be amended, modified or supplemented, and any provision herein may be waived, by the written consent of the General Partner (including an amendment in the form of a merger, consolidation, conversion or similar transaction into a successor entity to the Partnership); provided, that any amendment, modification or supplement that is viewed by the General Partner in its discretion as a whole together with all such amendments, modifications or supplements, as having a material adverse effect on the Unitholders in the aggregate will require the approval of the Independent Directors.

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(b)            Notwithstanding the foregoing, this Agreement may be amended by the General Partner without the consent of any Unitholder, the Board of Directors or the Independent Directors (i) to address changes in tax, regulatory or other similar legislation, including changes in tax laws relating to “carried interest,” which adversely affect the U.S. federal, state or local tax treatment of the Performance Participation Allocation distributions to the General Partner or its direct or indirect owners and which would not add to the obligations (including any tax liabilities) of any Unitholder or otherwise alter any of the rights (including entitlements to distributions or any other economic rights) of such Unitholder and (ii) to structure or restructure the Units (including, without limitation, by merger, consolidation, conversion or a similar transaction) as a separate “series” of partnership interests of the Partnership pursuant to Section 17-218 of the Act.

(c)            Alternatively, in the case of any consent sought by the General Partner under this Agreement (including, without limitation, with respect to any proposed amendment of this Agreement or any anticipated “assignment” (within the meaning of the Advisers Act) by the General Partner of its Units or by the Manager of the Investment Management Agreement), the General Partner may also determine that the consent of any percentage in Units of the Unitholders may also be given and/or obtained as follows:

(i)             At least forty-five (45) days prior to the proposed effective date of such consent, the General Partner shall give written notice to each Unitholder of such matter and shall request such Unitholder to indicate in writing whether or not it consents thereto. If any Unitholder has not indicated in writing within thirty (30) days (or such longer period as the General Partner may specify in its sole discretion) after such notice whether or not it consents to such matter, the General Partner shall promptly provide a second notice to such Unitholder of such matter and shall again request such Unitholder to indicate in writing whether or not it consents thereto and shall prominently state in such second notice that if the Unitholder does not indicate in writing within fourteen (14) days (or such longer period as the General Partner may specify in its sole discretion) after such second notice (the end of such fourteenth (14th) day or longer period after such notice, the “Notice Date”) whether or not it consents to such matter, such Unitholder shall be deemed to have consented to such amendment. Any Unitholder that does not indicate whether or not it consents to such matter by the Notice Date shall be deemed to have consented to such matter. At any time on or prior to the Notice Date, a Unitholder may indicate that it does or does not consent to such matter, but after the Notice Date any indication by a Unitholder that it does not consent to such matter shall not be effective for purposes of the foregoing.

(ii)            The consent of a particular percentage of NAV represented by Units of the Unitholders with respect to such matter shall have been received if at any time prior to the Notice Date the Unitholders representing such percentage in Units of the Unitholders have affirmatively consented to such matter or if as of the Notice Date the Unitholders representing such percentage in Units of the Unitholders have either affirmatively consented to such matter or are deemed to have consented to such matter as provided above.

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(d)            The General Partner shall have the right to amend this Agreement without the approval of any other Partner to the extent the General Partner reasonably determines, based upon written advice of outside tax counsel to the Partnership, that the amendment is necessary to provide assurance that the Partnership will not be treated as a “publicly traded partnership” taxed as a corporation under Section 7704 of the Code and the regulations promulgated thereunder.

(e)            The General Partner shall have the right, on or before the effective date of final regulations, to amend, as determined by the General Partner in good faith, this Agreement to provide for the election of a safe harbor under Treasury Regulations Section 1.83-3(l) (or any similar provision) under which the fair market value of any Units that are transferred in connection with the performance of services is treated as being equal to the liquidation value of that interest, an agreement by the Partnership and all of its Partners to comply with the requirements set forth in such regulations and IRS Notice 2005-43 (and any other guidance provided by the IRS with respect to such election) with respect to all Units transferred in connection with the performance of services while the election remains effective, and any other amendments reasonably related thereto or reasonably required in connection therewith; provided, that if such amendment, in the General Partner’s reasonable opinion, would be materially adverse to the economic interests of the Unitholders, such amendment will require the consent of each Partner materially adversely affected thereby.

(f)             Upon obtaining such approvals required by this Agreement and without any further action or execution by any other Person, including any Unitholder, (i) any amendment, restatement, modification or waiver of this Agreement shall be implemented and reflected in a writing executed solely by the General Partner which shall be provided to the Unitholders pursuant to Section 11.6 herein and (ii) the Unitholders, and any other party to this Agreement, shall be deemed a party to and bound such amendment, restatement, modification or waiver of this Agreement.

Section 11.4.           Entire Agreement. Unless otherwise agreed by the General Partner in writing, this Agreement and the other agreements referred to herein constitute the entire agreement among the Partners and between the Partners and the Initial Limited Partner with respect to the subject matter hereof and supersede any prior agreement or understanding among or between them with respect to such subject matter. The representations and warranties of the Unitholders in, and the other provisions of, the Subscription Agreements shall survive the execution and delivery of this Agreement.

Section 11.5.           Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to the Act or existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

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Section 11.6.           Notices.

(a)            Any notice to any Unitholder shall be at the address or electronic mail address of such Partner set forth in such Unitholder’s Subscription Agreement or such other mailing address or electronic mail address of which such Unitholder shall advise the General Partner or transfer agent in writing. Any notice to the Partnership or the General Partner shall be sent to the sources listed in the Memorandum or as directed on the Partnership’s website or other investor resources. The General Partner may at any time change the location to which notices to the Partnership or the General Partner shall be directed. Notice of any such change shall be given to the Partners on or before the date of any such change.

(b)            Subject to applicable laws, any notices, reports or communications that may or are required to be given hereunder (and/or by or pursuant to applicable law) shall be deemed to have been duly given if (i) personally delivered or delivered by facsimile, when received, (ii) sent by United States Post Office’s Express Mail or by another recognized overnight courier service on the second following Business Day (or third following Business Day if mailed outside the United States), (iii) delivered by e-mail, when received, (iv) posted on a password protected website maintained by the Partnership or its Affiliates and for which any Unitholder has received confirmation of such posting and access instructions by electronic mail, when such confirmation is sent, or (v) filed with the Securities and Exchange Commission and that is made available on the Partnership’s website.

Section 11.7.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and, in particular, the provisions of the Act, shall govern the validity of this Agreement, the construction of its terms and interpretation of the rights and duties of the parties.

Section 11.8.           Jurisdiction; Venue; Trial by Jury.

(a)            Any action or proceeding against the parties relating in any way to this Agreement shall be brought and enforced in the courts of the State of Delaware, to the extent subject matter jurisdiction exists therefor, of the United States for the District of Delaware, and the parties irrevocably submit to the jurisdiction of both such courts in respect of any such action or proceeding. The parties irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such action or proceeding in the courts of the State of Delaware or the United States District Court for the District of Delaware and any claim that any such action or proceeding brought in any such court has been brought in any inconvenient forum.

(b)            Each Partner and the Partnership waives, and covenants that such Partner and the Partnership shall not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim or proceeding arising out of this Agreement or the subject matter hereof or in any way connected with the dealings of any Partner or the Partnership or any of its Affiliates in connection with any representation, warranty, covenant or agreement contained in this Agreement or any transaction contemplated by this Agreement, in each case whether now existing or hereafter arising and whether in contract, tort or otherwise. The Partnership or any Partner may file an original counterpart or a copy of this Section 11.8(b) with any court in any jurisdiction as written evidence of the consent of the Partners to the waiver of their respective rights to trial by jury.

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(c)            For all purposes of this Agreement, a written vote, approval or consent of any Unitholder or any member of the Board of Directors shall, to the fullest extent permitted by applicable law, be deemed to include any vote, approval or consent given by electronic medium (whether through e-mail, via elections or other communications transmitted through a secure website maintained by the Partnership or its Affiliates, or otherwise).

Section 11.9.           Successors and Assigns. Except with respect to the rights of an Indemnified Party hereunder, none of the provisions of this Agreement shall be for the benefit of or enforceable by the creditors of the Partnership except (a) for any lender that provides financing in accordance with Section 4.1(b) of this Agreement, (b) any Indemnified Party pursuant to, and to the extent permitted by, Section 4.3 and/or (c) to the extent such Unitholder has agreed in writing. This Agreement shall be binding upon and inure to the benefit of the Partners, the Initial Limited Partner and their legal representatives, heirs, successors and permitted assigns.

Section 11.10.         No Waiver. No failure on the part of the General Partner to exercise, and no delay on its part in exercising, any right or remedy under this Agreement shall operate as a waiver of such right or remedy, nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies provided by law.

Section 11.11.         Counterparts and Execution. This Agreement (or any agreement, document or notice required or permitted by this Agreement, or any amendment to this Agreement) and any additional information incidental thereto may be presented, delivered executed and/or maintained in as many counterparts as necessary or convenient, including both counterparts that are executed on paper and counterparts that are electronic records and executed electronically, and each executed counterpart shall be deemed an original. All such counterparts shall constitute one and the same document. For the avoidance of doubt, a Person’s execution and delivery of this Agreement (or any agreement, document or notice required or permitted by this Agreement, or any amendment to this Agreement) by electronic signature and/or electronic transmission shall constitute the execution and delivery of a counterpart of the executed document by or on behalf of such Person and shall bind such Person to its terms. The parties hereto agree that this Agreement and any additional information incidental hereto may be maintained as electronic records. The authorization under this paragraph may include, without limitation, a manually signed paper document which has been converted into electronic form (such as scanned into PDF format or transmitted via facsimile), or an electronically signed document converted into another format, for transmission, delivery and/or retention. Any Person executing and delivering this Agreement or any document electronically further agrees to take any and all reasonable additional actions, if any, evidencing its intent to be bound by the terms of this Agreement or other such document, as may be reasonably requested by the General Partner.

Section 11.12.         Headings, Internal References. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for convenience and reference purposes only and shall not be deemed to alter or affect in any way the meaning or interpretation of any provisions of this Agreement. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

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Section 11.13.        Interpretation; Compliance with Laws.

(a)            Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, the feminine and the neuter. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(b)            Whenever in this Agreement a Person is permitted or required to make a decision (i) in its “sole discretion,” “sole and absolute discretion” or “discretion” or under a grant of similar authority or latitude to the fullest extent permitted by law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provision of law or equity or otherwise, the Person shall be entitled to act in its sole and absolute discretion and to consider such interests and factors as it desires, including its own interests, and, to the fullest extent permitted by law, shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partners or any other Person or (ii) in its “good faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise, and, in connection with the foregoing, the term “good faith” shall have the meaning ascribed to such term under Delaware contract law. In no way does this Section 11.13(b) eliminate or modify the General Partner’s implied contractual covenant of good faith and fair dealing.

(c)            Whenever in this Agreement a Person is permitted or required to provide its written consent in respect of a matter, such written consent may, if determined by the General Partner, be evidenced by electronic mail.

Section 11.14.        Partnership Tax Treatment. The Partners intend for the Partnership to be treated as a partnership for U.S. federal income tax purposes and no election to the contrary shall be made unless the General Partner in its sole discretion determines that other treatment or election is in the best interests of the Partnership.

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Section 11.15.        Counsel to the Partnership. Counsel to the Partnership may also be counsel to the General Partner and its Affiliates. The General Partner may execute on behalf of the Partnership and the Unitholders any consent to the representation of the Partnership that counsel may request pursuant to the New York Rules of Professional Conduct or similar rules in any other jurisdiction (“Rules”). The Partnership has initially selected Simpson Thacher & Bartlett LLP (the “Partnership Counsel”) as legal counsel to the Partnership. Each Unitholder acknowledges that the Partnership Counsel does not represent any Unitholder in connection with such Unitholder’s or any other Unitholder’s investment in the Partnership, any matters that may arise out of the organization of the Partnership, the offering of Units in the Partnership, the management, operation and investment activities of the Partnership and any other Partnership matters (except in the absence of a clear and explicit agreement to such effect between the Unitholder and the Partnership Counsel (and that only to the extent specifically set forth in that agreement)), and that in the absence of any such agreement the Partnership Counsel shall owe no duties directly to a Unitholder. In the event any dispute or controversy arises between any Unitholder and the Partnership, or between any Unitholder or the Partnership, on the one hand, and the General Partner (or an Affiliate thereof) that the Partnership Counsel represents, on the other hand, then each Unitholder agrees that the Partnership Counsel may represent either the Partnership or the General Partner (or its Affiliate), or both, in any such dispute or controversy to the extent permitted by the Rules, and each Unitholder hereby consents to such representation and waives any conflicts arising out of such representation, claims of attorney-client privilege or other basis for opposing Partnership Counsel’s playing this role or seeking to disqualify Partnership Counsel to the maximum extent permitted by the Rules. Each Unitholder further acknowledges that, regardless of whether the Partnership Counsel has in the past represented such Unitholder with respect to other matters, the Partnership Counsel has not represented the interests of any Unitholder in the preparation and negotiation of this Agreement. In addition, Partnership Counsel does not undertake to monitor the compliance of the General Partner and its Affiliates with the investment program, valuation procedures and other guidelines and terms set forth in any marketing materials or the Memorandum delivered to the Unitholders and this Agreement, nor does Partnership Counsel monitor compliance with applicable laws. Partnership Counsel does not investigate or verify the accuracy and completeness of information set forth in any marketing materials or the Memorandum concerning the Partnership, the General Partner and their respective Affiliates and other Persons.

Section 11.16.        Confidentiality.

(a)            Except as otherwise required by law, including, without limitation any public disclosure law relating to governmental entities, each Unitholder will maintain the confidentiality of information which is Non-Public Information received by such Unitholder pursuant to this Agreement in accordance with such procedures as it applies generally to information of this kind, and shall use such Non-Public Information solely in connection with monitoring such Unitholder’s investment in the Partnership or otherwise with respect to their Units and agrees in that regard not to trade in securities on the basis of any such information. All communications between the General Partner or the Manager, on the one hand, and any Unitholder, on the other, shall be presumed to include confidential, proprietary, trade secret and other sensitive information; provided, that the foregoing shall not limit the ability of any Unitholder to furnish any such information to (i) its Affiliates or advisors or (ii) examiners, auditors, inspectors, attorneys, or persons with similar responsibilities or duties of a nationally recognized industry self-regulatory association, federal or state regulatory body or federal, state or local taxation authority; provided, further, that such Unitholder shall be liable to the Partnership and the General Partner for any such Affiliate’s or advisor’s failure to comply with the foregoing. The Partners hereby acknowledge that pursuant to Section 17-305(f) of the Act the rights of a Unitholder to obtain information from the Partnership shall be limited to only those rights expressly provided for in this Agreement, and that any other rights provided under Section 17-305(a) of the Act shall not be available to the Unitholders or applicable to the Partnership.

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(b)            Notwithstanding anything in this Agreement to the contrary, to comply with Treasury Regulations Section 1.6011-4(b)(3), each Unitholder (and any employee, representative or other agent of such Unitholder) may disclose to any and all Persons, without limitation of any kind, the U.S. federal tax treatment and tax structure of the Partnership or any transactions contemplated by the Partnership, it being understood and agreed, for this purpose (i) the name of, or any other identifying information regarding, (A) the Partnership or any existing or future investor (or any Affiliate thereof) in the Partnership, or (B) any investment or transaction entered into by the Partnership, (ii) any performance information relating to the Partnership or its Investments or (iii) any performance or other information relating to other investments sponsored by the General Partner, the Manager or their Affiliates, does not constitute such tax treatment or structure information.

(c)            Additionally, consistent with 17 U.S. CFR § 240.21F-17 and notwithstanding anything to the contrary, nothing in this Agreement and/or any other agreement regarding any Unitholder’s interest in the Partnership prohibits or restricts any individual from reporting possible violations of federal, state or local law or regulation to any governmental agency or regulatory authority (including but not limited to the Securities and Exchange Commission) and/or cooperating or communicating with any such governmental agency or regulatory authority in connection with any such possible violation, in each case as is consistent with applicable law, to the extent such activity is protected under the whistleblower provisions of federal, state or local law, and without any prior notice to or authorization from the General Partner.

(d)            In order to preserve the confidentiality of certain information disseminated by the General Partner or the Partnership under this Agreement that a Unitholder is entitled to receive pursuant to the provisions of this Agreement, including, but not limited to, quarterly, annual and other reports (other than the IRS Forms 1065, Schedule K-1s), and information provided at the Partnership’s informational meetings, the General Partner may (i) provide to such Unitholder access to such information only on the Partnership’s website in password protected, non-downloadable, non-printable format, (ii) to the maximum extent permitted by law, require such Unitholder to return any copies of information provided to it by the General Partner or the Partnership and/or (iii) redact or otherwise omit any Portfolio Company specific information included in any such reports or materials if the General Partner determines that providing such information would be contrary to the best interests of the Partnership or any Portfolio Company or prospective portfolio company.

(e)            Any obligation of a Unitholder pursuant to this Section 11.16 may be waived by the General Partner in its sole discretion.

Section 11.17.         Compliance with Anti-Money Laundering Requirements. Notwithstanding any other provision of this Agreement to the contrary, the General Partner or its designees (including administrator, transfer agent or counsel), in its own name and on behalf of the Partnership, shall be authorized without the consent of any Person, including any other Partner, to take such action (including requiring any Unitholder to provide it with information) as it determines in its sole discretion to be necessary or advisable to comply with any anti-money laundering or anti-terrorism financing laws, rules, regulations, directives or special measures, including the actions contemplated by the Subscription Agreements.

Section 11.18.         Survival. Without limitation of the survival of any other provisions of this Agreement, the indemnities and confidentiality obligations in this Agreement are continuing obligations, independent from the other obligations of the parties under this Agreement and survive termination of this Agreement.

* * *

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

GENERAL PARTNER:

Brookfield Private Equity Fund GP LLC

By:	Brookfield Private Equity Fund Officer GP LLC, its sole member

By:	/s/ David Nowak
Name:	David Nowak
Title:	Chief Executive Officer and President

UNITHOLDERS:

All Unitholders as of the date hereof and now and hereafter admitted pursuant to powers of attorney now and hereafter granted to the General Partner

By:	Brookfield Private Equity Fund GP LLC, as attorney-in-fact for the Unitholders set forth in the books and records of the Partnership

By:	Brookfield Private Equity Fund Officer GP LLC, its sole member

By:	/s/ Adam Sachs
Name:	Adam Sachs
Title:	Chief Compliance Officer

INITIAL LIMITED PARTNER (solely to reflect its withdrawal):

BPEG Capital Holdings US LLC

By:	/s/ Kristen Haase
Name:	Kristen Haase
Title:	Managing Partner and Secretary

[Signature Page to Brookfield Private Equity Fund LP A&R LPA]

Appendix A

FORM OF INVESTMENT MANAGEMENT AGREEMENT

INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”), dated as of [_], 2025, by and between Brookfield Private Equity Fund LP, a Delaware limited partnership (the “Partnership”), and Brookfield Asset Management Private Institutional Capital Adviser (Private Equity), L.P., a limited partnership formed under the laws of the Province of Manitoba (the “Manager”).

WHEREAS, the General Partner desires to retain the Manager to provide management services to the Partnership, and in accordance with the Amended and Restated Limited Partnership Agreement of the Partnership (as amended and/or restated from time to time, the “Partnership Agreement”), the general partner of the Partnership may cause the Partnership to enter into this Agreement;

WHEREAS, the Manager has the experience, sources of information and facilities to perform the management services described above; and

WHEREAS, the Manager is willing to provide management services to the Partnership, under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1.              Defined Terms. The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Section 1 or, if not so specified, shall have the meanings specified in Article I of the Partnership Agreement.

“Expense Support” shall have the meaning specified in Section 6(a) hereof.

“Expense Support Period” shall have the meaning specified in Section 6(b) hereof.

“Fund” shall mean the Partnership, together with any Feeder Funds, Parallel Funds, and Intermediate Entities, collectively.

“Management Fee” shall have the meaning specified in Section 5(a) hereof.

“NAV” shall have the meaning specified in Section 5(b) hereof.

“Organizational and Offering Expenses” means all of the Fund’s organizational and offering expenses on the Fund’s behalf (including legal, accounting, printing, mailing, subscription processing and filing fees and expenses, due diligence expenses of participating placement agents or financial intermediaries supported by detailed and itemized invoices, costs in connection with preparing sales materials (including third-party marketing material compliance reviews), design and website expenses, expenses incurred in connection with webcasts, video conferencing or similar technology services in connection with marketing the interests in the Fund, fees and expenses of each entity (including, as applicable, transfer agent, administrator and depository fees, fees to attend retail seminars sponsored by participating broker-dealers and reimbursements for customary travel, lodging, entertainment and meals and including all similar organizational and offering expenses of any Feeder Funds (including the Fund), Parallel Funds, Intermediate Entities or feeder funds or their investors to the extent not paid by such Feeder Funds, Parallel Funds and/or Intermediate Entities or their investors, but excluding subscription fees and Servicing Fees)).

“Specified Expenses” shall mean all expenses incurred in the business of the Fund, including Organizational and Offering Expenses, with the exception of (i) the Management Fee, (ii) the Performance Participation Allocation, (iii) the Servicing Fee, (iv) portfolio company or joint venture level expenses, (v) brokerage costs or other investment-related out-of-pocket expenses, including with respect to unconsummated transactions, (vi) dividend/interest payments (including any dividend payments, interest expenses, commitment fees, or other expenses related to any leverage incurred by the Fund or any Person though which the Fund invests), (vii) taxes, (viii) ordinary corporate operating expenses (including costs and expenses related to hiring, retaining and compensating employees and officers of the Partnership), (ix) certain insurance costs and (x) extraordinary expenses (as determined in the sole discretion of the Manager).

2.              Appointment. The Partnership hereby appoints the Manager to act as the investment manager to the Partnership in accordance with the terms of this Agreement and the Partnership Agreement. The Manager hereby accepts such appointment and agrees to provide the services and to assume the obligations set forth in this Agreement.

3.              Duties of the Manager. (a) Subject to the provisions of this Agreement and subject to the overall supervision and control of the General Partner and to any instructions from the General Partner, the General Partner may delegate to the Manager any of the duties of the General Partner and the Manager hereby agrees, as an independent contractor, to accept such delegation and to assist the General Partner in the performance of its duties under the Partnership Agreement.

(b)            The Manager shall (directly or through an Affiliate) maintain a staff trained and experienced in the business of identifying and structuring transactions contemplated by the Partnership Agreement. Services to be rendered by the Manager in connection with the Partnership’s investment program shall include:

(i)             analysis and investigation of potential Portfolio Companies, including their products, services, markets, management, financial situation, competitive position, market ranking and prospects for future performance and analyzing other Investments, including primary and secondary investments in funds;

(ii)            analysis and investigation of potential dispositions of Investments, including identification of potential acquirers and evaluation of offers made by such potential acquirers;

(iii)           structuring of acquisitions of Investments, including through the Aggregator and other Intermediate Entities;

(iv)           identification of bank and institutional sources of financing, arrangement of appropriate introductions and marketing of financing proposals;

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(v)            supervision of the preparation and review of all documents required in connection with the acquisition, disposition or financing of each Investment;

(vi)           monitoring the performance of Portfolio Companies and, where appropriate, providing advice to the management of the Portfolio Companies at the policy level during the life of an Investment;

(vii)          arranging and coordinating the services of other professionals and consultants, including Brookfield; and

(viii)         providing the Partnership with such other services as the General Partner may, from time to time, appoint the Manager to be responsible for and perform.

(c)            The General Partner on behalf of the Partnership agrees that the Manager shall be entitled to all of the benefits of the Partnership Agreement applicable to it.

(d)            For the avoidance of doubt, the principal responsibilities of the Manager in respect of many of the items in this Section 3 are supervisory in nature only. In addition, the Manager may provide the services set forth in this Section 3 directly or may cause certain of such services to be provided by one or more third parties. To the extent such services are provided by a party other than the Manager, any fees, costs or expenses associated therewith would be a Fund Expense of the Partnership and will not reduce the Management Fee payable to the Manager.

4.              Attorney-in-Fact. The Partnership and the General Partner hereby constitute and appoint the Manager as the Partnership’s attorney-in-fact with full power and authority to act on behalf of the Partnership to the extent necessary to satisfy its powers, duties and obligations pursuant to this Agreement. This power of attorney is irrevocable and is granted to secure a proprietary interest of the donee of the power or the performance of an obligation owed to the donee and shall terminate only on termination of this Agreement.

5.              Management Fee and Other Fees. (a) Pursuant to Section 6.2 of the Partnership Agreement, the Partnership (directly or indirectly through an Intermediate Entity) shall pay to the Manager or an Affiliate thereof a management fee with respect to each class of Units (the “Management Fee”), calculated in the manner set forth below.

(b)            The Management Fee shall be calculated and paid monthly by the Partnership (directly or indirectly through an Intermediate Entity) in arrears on the last calendar day of each calendar month and shall, with respect to each class of Units, be equal to, an annualized rate of 1.25% of the net asset value (“NAV”) of such Class per annum; provided, that for each class of Units, the Management Fee shall be waived for the first twelve (12) months following the Initial Offering Date. The Management Fee shall be payable by the Partnership before giving effect to any accruals for the Management Fee, the Servicing Fee, the Performance Participation Allocation, Unit redemptions for that month, any distributions and without taking into account any taxes (whether paid, payable, accrued or otherwise) of any Intermediate Entity through which the Partnership indirectly invests in a Portfolio Company, as determined in the good faith judgment of the Manager. The Fund, any Feeder Fund and/or Parallel Fund will each be obligated to pay (without duplication) its proportional share of the Management Fee with respect to each class of Units based on its proportional interest in the Aggregator with respect to such class. Neither Brookfield Units nor any other class or series of Units designated by the General Partner shall pay a Management Fee. The Manager or an Affiliate thereof may elect to receive the Management Fee in cash, Units of the Partnership and/or any Parallel Fund and/or shares, units or interests (as applicable) of Intermediate Entities (which may, for the avoidance of doubt, be paid or allocated directly by an Intermediate Entity). If the Management Fee is paid in Units, such Units may be redeemed by the Partnership at NAV at the Manager’s request and will not be subject to the volume limitations in the Redemption Program or the Early Redemption Fee of the Redemption Program.

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(c)            The Management Fee for each of (i) the first calendar month after the first twelve (12) months following the Initial Offering Date and (ii) the last calendar month of the Partnership shall each be prorated for the number of days in such period.

6.              Expense Support. (a) The Manager may, in its sole discretion, advance all or a portion of the Organizational and Offering Expenses and/or Fund Expenses (together, “Expense Support”) to be borne by the Fund through the first anniversary of the Initial Offering Date. The Fund will be obligated to reimburse the Manager for all such advanced Expense Support (if any) ratably over the sixty (60) months following the first anniversary of the Initial Offering Date; provided, however, that the Manager may change the period over which such amortization occurs or the accounting treatment of such amortization, in its sole discretion in each case. The Manager, in its sole discretion, will determine the portion of the Expense Support that is attributable to the Partnership, the Feeder Funds (including the Feeder), any Parallel Funds and the Intermediate Entities. The Manager, in its sole discretion, may waive its right to reimbursement for any such advanced expenses. The Manager may elect to be reimbursed for such advanced expenses in cash, Brookfield Units and/or shares, units or interests of any Intermediate Entity. If such reimbursement is paid in Brookfield Units, such Units may be redeemed at the Manager’s request and will not be subject to the volume limitations of the Redemption Program or the Early Redemption Fee.

(b)            Notwithstanding the foregoing, for an eighteen-month period beginning on the Initial Offering Date (the “Expense Support Period”) the Manager will forgo an amount of its monthly Management Fee and/or pay, absorb or advance certain expenses of the Fund, to the extent necessary so that, for any fiscal year, the Fund’s annual Specified Expenses, after taking into account the amount of any foregone Management Fee, do not exceed 0.70% of the Fund’s net assets (annualized) as of the end of each calendar month. The Expense Support Period may be renewed for additional periods in the Manager’s sole discretion. During the Expense Support Period, the Fund will carry forward the amount of any foregone Management Fee and expenses paid, absorbed or advanced by the Manager, for payment to the Manager when and if requested by the Manager, but only if and to the extent that such Specified Expenses plus any recoupment do not exceed 0.70% of the Fund’s net assets (annualized) at the end of each calendar month. The Manager may recapture a Specified Expense at any time, including in the same year it is incurred. Unless the arrangement described in this paragraph is extended, then after the Expense Support Period, the Fund will reimburse the Manager for any Expense Support that is incurred on each entity’s behalf as and when incurred.

7.              Exculpation and Indemnification. The parties hereto acknowledge that the Manager, its direct and indirect beneficial owners and its officers, directors, members, partners, managers, employees, agents, stockholders and Affiliates are beneficiaries of and shall be bound by and deemed subject to the exculpation and indemnification provisions of Sections 4.2 and 4.3 of the Partnership Agreement.

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8.              Independent Contractor. The Manager shall for all purposes herein be deemed to be an independent contractor with respect to the Partnership. Unless expressly authorized, the Manager shall not have the authority to act for or to represent the Partnership in any way other than as set forth in Sections 3 and 4 hereof and in the Partnership Agreement. It is the intention of the parties hereto that in no event shall the Manager be deemed to be a general agent, joint venture or partner of the Partnership.

9.              Term; Expense Support Reimbursement. The term of this Agreement shall be the same as the term of the Partnership Agreement as set forth in Section 9.1 thereof. This Agreement shall be terminated upon the earliest to occur of (a) the decision of the Partnership in the sole discretion of the General Partner upon sixty (60) days’ notice to so terminate, (b) the bankruptcy or termination of the Manager, and (c) the termination of the Partnership. In the event of dissolution, liquidation, sale of substantially all of the assets of the Partnership or termination of this Agreement, including termination of this Agreement by the Partnership, the Partnership agrees to first reimburse the Manager any Expense Support amounts previously advanced by the Manager to the Partnership that have not otherwise been reimbursed.

10.            Other Activities. The services provided by the Manager, its directors, officers, employees and partners to the Partnership and the General Partner hereunder are not exclusive and the Manager, its directors, officers, employees and partners shall be free to render similar services to others so long as, in its or their reasonable judgment, the Manager’s services hereunder are not impaired thereby. In addition, nothing in this Agreement shall limit or restrict the ability of the Manager or any of its directors, officers, employees, members and Affiliates from engaging in, investing in, participating in or otherwise entering into other business ventures of any kind, nature and description, individually and with others, including, without limitation, the ownership and investment in securities, and whether or not any such business venture competes with the Partnership, and neither the Partnership nor any Unitholder shall have any right in or to any such activities or the income or profits derived therefrom.

11.            Miscellaneous. (a) This Agreement may be amended, modified or supplemented at any time and from time to time by an instrument in writing signed by each party hereto, or their respective successors or assigns (including, without limitation, amendments to conform to successor entities and applicable regulatory requirements), or otherwise as provided herein, and any provision herein may be waived, by the written consent of the General Partner; provided that any amendment, modification or supplement that, in the General Partner’s discretion, viewed as a whole together with all such amendments, modifications or supplements, would have a material adverse effect on the Unitholders in the aggregate will require the prior approval of the Independent Directors.

(b)            Any notice shall be deemed to have been duly given if (i) personally delivered, when received, (ii) sent by United States Express Mail or recognized overnight courier on the second following Business Day (or third following Business Day if mailed outside the United States), (iii) delivered by electronic mail, when received, or (iv) posted on a password protected website maintained by the Partnership or its Affiliates and for which any Unitholder has received access instructions by electronic mail, when posted.

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(c)            This Agreement shall bind any successors or assigns of the parties hereto as herein provided.

(d)            This Agreement (or any agreement, document or notice required or permitted by this Agreement, or any amendment to this Agreement) and any additional information incidental thereto may be presented, delivered executed and/or maintained in as many counterparts as necessary or convenient, including both counterparts that are executed on paper and counterparts that are electronic records and executed electronically, and each executed counterpart shall be deemed an original. All such counterparts shall constitute one and the same document. For the avoidance of doubt, any party’s execution and delivery of this Agreement (or any agreement, document or notice required or permitted by this Agreement, or any amendment to this Agreement) by electronic signature and/or electronic transmission shall constitute the execution and delivery of a counterpart of the executed document by or on behalf of such party and shall bind such party to its terms. The authorization under this paragraph may include, without limitation, a manually signed paper document which has been converted into electronic form (such as scanned into PDF format or transmitted via facsimile), or an electronically signed document converted into another format, for transmission, delivery and/or retention.

(e)            This Agreement is intended to create, and creates, a contractual relationship for services to be rendered by the Manager acting in the ordinary course of its business as an independent contractor and is not intended to create, and does not create, a partnership, joint venture or any like relationship among the parties hereto (or any other parties). The provisions of this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

(f)             Without the consent of a majority of the Independent Directors (which, for the avoidance of doubt, would include all of the Independent Directors in the event there were two or fewer Independent Directors on the Board of Directors), the Manager shall not assign, sell or otherwise dispose of all or any part of its right, title and interest in and to this Agreement, except to an Affiliate thereof; provided, that nothing in this Agreement shall preclude changes in the composition of the members constituting the limited partnership which is the Manager so long as Brookfield and its Affiliates control such limited partnership; provided, further, that such limited partnership may be reconstituted from the limited partnership form to the limited liability company form, the general partnership form or to the corporate form or vice versa or any other form of entity so long as Brookfield and its Affiliates control such reconstituted entity; provided, further, that for the avoidance of doubt, the Manager may make a collateral assignment of all or any portion of its rights to receive Management Fees and other fees, or the account(s) into which such fees are received, to secure indebtedness incurred by the Manager and/or its Affiliates so long as the secured party shall not have any right to become the Manager hereunder or exercise or perform any the Manager’s responsibilities hereunder (other than to enforce the rights of the Manager with respect to the payment of the Management Fee).

(g)            No failure on the part of either party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

[Rest of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives thereunto duly authorized effective as of the day and year first above written.

BROOKFIELD PRIVATE EQUITY FUND LP

By:	Brookfield Private Equity Fund GP LLC, its general partner

By:	Brookfield Private Equity Fund Officer GP LLC, its sole member

By:
Name:	David Nowak
Title:	Chief Executive Officer and President

Brookfield Asset Management Private Institutional Capital Adviser (Private Equity), L.P.

By:	BROOKFIELD PE GP ULC, its general partner

By:
Name:	David Nowak
Title:	Managing Partner

[Signature Page to Brookfield Private Equity Partnership LP IMA]

Appendix B

BROOKFIELD PRIVATE EQUITY FUND LP

Redemption Program

Definitions

Capitalized terms used herein and not defined shall have the meaning ascribed to them in the Partnership Agreement.

Business Day – shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Canada are required or authorized by law to close.

Feeder – shall mean Brookfield Private Equity TE Feeder Fund LP, a Delaware limited partnership.

Fund – shall mean the Partnership, together with any Feeder Funds, Parallel Funds, and Intermediate Entities, collectively.

General Partner – shall mean Brookfield Private Equity Fund GP LLC, the general partner of the Partnership.

Manager – shall mean Brookfield Asset Management Private Institutional Capital Adviser (Private Equity), L.P.

NAV – shall mean the net asset value of Units, determined as of the last calendar day of each month as determined in accordance with the NAV calculation policy of the Partnership, as updated from time to time.

Partnership – shall mean Brookfield Private Equity Fund LP, a Delaware limited partnership.

Partnership Agreement – shall mean the Amended and Restated Limited Partnership Agreement of the Partnership, as may be further amended, supplemented or restated from to time.

Redemption Date – shall mean the last calendar day of the applicable calendar quarter.

Redemption Price – shall mean the redemption price per Unit for each class of Units, which will be equal to the NAV per Unit of the applicable class as of the Redemption Date.

Redemption Program – shall mean this unit redemption program of the Partnership. Class B-1 Units are not subject to this Redemption Program, including with respect to the Volume Limitation described herein.

Units – shall mean fractional, undivided interests in the Partnership or Feeder Fund and/or interests in any Intermediate Entity or Parallel Fund, unless the context otherwise requires, other than Class B-1 Units.

Redemption Program

Unitholders may request that the Partnership redeem Units through their financial advisor or directly with the Partnership’s transfer agent. The procedures relating to the redemption of the Units are as follows:

•	The Redemption Program is expected to commence in the first quarter of 2026.

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•	Certain broker-dealers require that their clients process redemptions through their broker-dealer, which may impact the time necessary to process such redemption request (a “Redemption Request”), impose more restrictive deadlines than described under the Redemption Program, impact the timing of a Unitholder receiving redemption proceeds and require different paperwork or process than described in the Redemption Program. Unitholders should contact their broker-dealer first if they want to request the redemption of their Units.

•	Under this Redemption Program, to the extent the General Partner offers to redeem Units in any particular calendar quarter, the General Partner will cause the Partnership to redeem Units using a purchase price equal to the Redemption Price (which, for the avoidance of doubt, is generally determined around the twenty-fifth (25th) Business Day following the Redemption Date), subject to the Early Redemption Fee.

o	For each calendar quarter, a Unitholder may submit a Redemption Request and any required documentation beginning as of the opening of business on the first Business Day of the applicable calendar quarter and no later than 4:00 p.m. (Eastern Time) on the date which is 60 calendar days prior to the applicable Redemption Date (the “Redemption Deadline”, and such submission period, the “Redemption Window”).

o	Any redemption proceeds that are distributed to a Unitholder in connection with a redemption may be reduced by any tax withholding.

o	Each Unitholder whose Units (or portion thereof) have been accepted for redemption would continue to be a Unitholder of the Partnership until the Redemption Date.

o	For the avoidance of doubt, a redeeming Limited Partner will not be eligible to receive distributions declared after the Redemption Date. Additionally, all Units timely submitted for redemption and not withdrawn as of the Redemption Deadline, shall be excluded as of the Redemption Date from the Partnership’s NAV and such redeemed Units will not bear fees or expenses, including but not limited to Management Fees, Performance Participation Allocation and Servicing Fees as of the Redemption Date.

•	Redemption Requests received and processed by the Partnership’s transfer agent will be effected at the Redemption Price, subject to any Early Redemption Fee (as defined below).

o	Settlements of redemptions will generally be made in cash approximately thirty-five (35) Business Days after the Redemption Date (or such date to be determined by the General Partner in its sole discretion).

o	For illustrative purposes, for redemptions occurring during the calendar quarter ended March 31, 2026, Unitholders may submit Redemption Requests until 4:00 p.m. (Eastern Time) on January 30, 2026, and accepted Redemption Requests will have a Redemption Date as of March 31, 2026, with a Redemption Price of the Redemption Date NAV (which should be determined on or around May 5, 2026), with payment expected no later than May 19, 2026. Such redeeming Unitholders shall receive distributions declared as of March 31, 2026, if any, but beginning April 1, 2026, shall be excluded from the Partnership’s NAV, and therefore, will not bear any fees or expenses nor receive any distributions.

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•	If a Unitholder elects to have its Units redeemed in full and if the General Partner has accepted such Redemption Request in full, any Units issued to such Unitholder under the distribution reinvestment plan (the “DRIP”) subsequent to the Unitholder’s Redemption Request but prior to the Redemption Deadline will be considered part of the Unitholder’s Redemption Request, and the Unitholder’s participation in the DRIP will be terminated as of the Redemption Date. Any distributions to be paid to such Unitholder on or after such date will be paid in cash on the scheduled distribution payment date.

•	If a Unitholder’s Redemption Request is pro-rated in a quarterly redemption offer, the Unitholder will remain in the DRIP unless such Unitholder has “opted out” of the DRIP.

•	Unitholders may withdraw any Redemption Request before 4:00 p.m. (Eastern Time) on the Redemption Deadline of the applicable calendar quarter by notifying the Partnership’s transfer agent, directly or through the Unitholder’s financial intermediary, on the Partnership’s toll-free, automated telephone line, 844-988-1717. The line is open on each Business Day between the hours of 9:00 a.m. and 5:00 p.m. (Eastern Time).

•	If a Redemption Request is received after 4:00 p.m. (Eastern Time) on the Redemption Deadline of the applicable calendar quarter, the Redemption Request generally will not be accepted, and if a Unitholder still wishes to have its Units redeemed, must be resubmitted by the next quarterly Redemption Deadline or recommencement of the Redemption Program, as applicable. Redemption Requests received and processed by the Partnership’s transfer agent on a Business Day, but after the close of business on that day or on a day that is not a Business Day, will be deemed received on the next Business Day. All questions as to the form and validity (including time of receipt) of Redemption Requests and notices of withdrawal will be determined by the General Partner, in its sole discretion, and such determination shall be final and binding.

•	Redemption Requests may be made by mail or by contacting the Unitholder’s financial intermediary, both subject to certain conditions described in the Redemption Program. If making a Redemption Request by contacting the Unitholder’s financial intermediary, the Unitholder’s financial intermediary may require the Unitholder to provide certain documentation or information. If making a Redemption Request by mail to the transfer agent, the Unitholder must complete and sign a redemption authorization form, a form of which is attached hereto as Schedule A. Written requests should be sent to the transfer agent at the following address:

Brookfield Private Equity Fund LP PO Box 219097 Kansas City, MO 64121-9097 Overnight Address: Brookfield Private Equity Fund LP 801 Pennsylvania Ave Suite 219097 Kansas City, MO 64105-1307

Corporate investors and other non-individual entities must have an appropriate certification on file authorizing redemptions. A signature guarantee may be required.

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•	For processed redemptions, redemption proceeds for qualified accounts, including IRAs and other Custodial accounts, and certain Broker-controlled accounts as required by your Broker/Dealer of record, will automatically be issued to the Custodian or Broker/Dealer of record, as applicable. Unitholders investing without a financial intermediary may request that redemption proceeds are to be paid by mailed check provided that the check is mailed to an address on file with the transfer agent for at least thirty (30) calendar days. Unitholders should check with their broker-dealer that such payment may be made via check or wire transfer, as further described below.

•	Unitholders may also receive redemption proceeds via wire transfer, provided that wiring instructions for their brokerage account or designated U.S. bank account are provided. For all redemptions paid via wire transfer, the funds will be wired to the account on file with the transfer agent or, upon instruction, to another financial institution provided that the Unitholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating a bank or brokerage account on file. Funds will be wired only to U.S. financial institutions.

•	A medallion signature guarantee may be required in certain circumstances described below. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions that are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. The Partnership reserves the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any redemption or transaction request. The Partnership may require a medallion signature guarantee if, among other reasons: (1) the amount of the Redemption Request is over $500,000; (2) a Unitholder wishes to have redemption proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least thirty (30) calendar days or sent to an address other than such Unitholder’s address of record for the past thirty (30) calendar days; or (3) the Partnership’s transfer agent cannot confirm a Unitholder’s identity or suspects fraudulent activity.

•	If a Unitholder has made multiple purchases of the Partnership’s Units, any Redemption Request will be processed on a first in/first out basis.

Minimum Account Redemptions

A Unitholder that has less than all of its Units redeemed must maintain a minimum account balance after the redemption is effected, the amount of which will be established by the Partnership from time to time and is currently $1,000. If a Unitholder requests the redemption of a number of Units that would cause the aggregate NAV of the Unitholder’s holdings to fall below the required minimum, the Partnership reserves the right to reduce the amount to be redeemed from the Unitholder so that the required minimum balance is maintained. In the alternative, the Partnership may also redeem all of such a Unitholder’s Units in the Partnership. The General Partner may waive the minimum account balance from time to time in its sole discretion. Minimum account balance redemptions are subject to the Early Redemption Fee.

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Redemption Limitations

The General Partner may cause the Fund to redeem fewer Units than have been requested in any particular calendar quarter to be redeemed under the Redemption Program, or none at all, in its discretion at any time. In addition, redemptions under the Redemption Program will be limited in any calendar quarter to 5% of the Fund’s Units outstanding (excluding the NAV of Class B-1 Units) (either by number of Units or aggregate NAV of the Partnership (including NAV attributable to any Feeder Fund) and any Parallel Fund) as of the last calendar day of the immediately preceding calendar quarter, unless the General Partner, in its sole discretion, determines to cause the Fund to offer to redeem Units in an amount that exceeds such 5% quarterly limitation (the “Volume Limitation”).

If the quarterly volume limitation is reached in any particular calendar quarter or the General Partner determines to redeem fewer Units than have been requested to be redeemed in any particular calendar quarter, Units submitted for redemption during such calendar quarter will be redeemed on a pro rata basis after the Partnership has redeemed all Units for which redemption has been requested due to death, qualifying disability, divorce or adjudicated incompetence of the Unitholder and other limited exceptions. Unsatisfied Redemption Requests will not be automatically carried over to the next redemption period and, in order for a Redemption Request to be considered, Unitholders must resubmit their Redemption Request after the start of the next quarterly Redemption Window, or upon the recommencement of the Redemption Program, as applicable. Unitholders who are exchanging a class of the Units for an equivalent aggregate NAV of another class of the Units will not be subject to and will not be treated as redeeming for the calculation of, the Volume Limitation and will not be subject to the Early Redemption Fee (as defined below). The Volume Limitation, Redemption Price and Early Redemption Fee are calculated based on the Partnership’s NAV (excluding the NAV of Class B-1 Units).

The Redemption Program is at the sole discretion of the General Partner, and the General Partner may make exceptions to, modify, amend or suspend the Redemption Program without Unitholder approval if in its reasonable judgment it deems such action to be in the best interest of the Partnership and the Unitholders, including, but not limited to, tax, regulatory or other structuring reasons. The Manager may also suspend redemptions or payments of redemption proceeds if, among other reasons, the Manager determines that conditions exist which render impractical the sale or other disposition of assets of the Partnership. As a result, Unit redemptions may not be available each quarter, such as when a redemption offer would place an undue burden on the Partnership’s liquidity, adversely affect its operations or risk having an adverse impact on the Partnership that would outweigh the benefit of the redemption offer, in each case as determined by the General Partner in its sole discretion. There can be no assurance that any Redemption Requests will be satisfied within any particular period of time. The Partnership will have no obligation to redeem Units, including if the redemption would violate federal law or Delaware law, including restrictions on distributions thereunder. The Partnership may redeem fewer Units than have been requested to be redeemed due to lack of readily available funds because of adverse market conditions beyond its control, the need to maintain liquidity for its operations or to ensure compliance with any of the Partnership’s credit facilities which have restrictive covenants limiting certain activities, including the redemption of Units or because the Partnership has determined that acquiring or continuing to hold portfolio companies is a better use of its capital than repurchasing the Units.

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If the Management Fee is paid in Units, such Units may be redeemed by the Partnership at NAV at the Manager’s request and will not be subject to either the volume limitations of the Redemption Program or the Early Redemption Fee. If the Performance Participation Allocation is paid in Units, such Units may be redeemed at the Special Unitholder’s request and will not be subject to the volume limitations of the Redemption Program or the Early Redemption Fee.

Early Redemption Fee

Subject to limited exceptions, Units (other than Class B-1 Units) that have not been outstanding for at least two (2) years will be subject to an early redemption fee equal to 5% of the value of the NAV of the Units being redeemed (calculated as of the Redemption Date) (the “Early Redemption Fee”) for the benefit of the Partnership and therefore indirectly the Unitholders. The two-year holding period is measured as of the subscription closing date immediately following the prospective Redemption Date. For illustrative purposes, a Unitholder that acquires Units on October 1st would not be subject to an Early Redemption Fee for participating in a redemption offer that has a valuation date of September 30th, two years later (or anytime thereafter). Units received through the DRIP will not be subject to the Early Redemption Fee.

All questions as to the applicability of the Early Redemption Fee to specific facts and the validity, form, eligibility (including time of receipt of required documents) of a qualification for an exemption from the Early Redemption Fee will be determined by the General Partner, in its sole discretion, and its determination shall be final and binding.

The General Partner may, from time to time, waive the Early Redemption Fee in its discretion, including, without limitation, in case of (subject to conditions described below):

•	redemptions resulting from death, qualifying disability or divorce of a Unitholder;

•	in the case of redemptions arising from the rebalancing of a model portfolio sponsored by a financial intermediary; or

•	trade or operational errors and in certain other circumstances.

As set forth above, the General Partner may waive the Early Redemption Fee in respect of redemptions of Units resulting from the death, qualifying disability (as such term is defined in Section 72(m)(7) of the Code) or divorce of a Unitholder who is a natural person, including Units held by such Unitholder through a trust or an individual retirement account or other retirement or profit-sharing plan, after (i) in the case of death, receiving written notice from the estate of the Unitholder, the recipient of the Units through bequest or inheritance, or, in the case of a trust, the trustee of such trust, who shall have the sole ability to request redemption on behalf of the trust, (ii) in the case of qualified disability, receiving written notice from such Unitholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the Unitholder became a Unitholder or (iii) in the case of divorce, receiving written notice from the Unitholder of the divorce and the Unitholder’s instructions to effect a transfer of the Units (through the redemption of the Units by the Partnership and the subsequent purchase by the Unitholder) to a different account held by the Unitholder (including trust or an individual retirement account or other retirement or profit-sharing plan). The Partnership must receive the written Redemption Request within twelve (12) months after the death of the Unitholder, the initial determination of the Unitholder’s qualifying disability or divorce in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death, qualifying disability or divorce of a Unitholder. In the case of death, such a written request must be accompanied by a certified copy of the official death certificate of the Unitholder. If spouses are joint registered holders of Units, the request to have the Units redeemed may be made if either of the registered holders dies or acquires a qualifying disability. If the Unitholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right to waiver of the Early Redemption Fee upon death, qualifying disability or divorce does not apply.

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Unitholders of any Feeder Fund and any Parallel Fund

Units may be sold to any Feeder Fund (including the Feeder), primarily created to hold the Partnership’s Units or the units of any Parallel Fund that in turn offers units in such Feeder Fund.

For the avoidance of doubt, Unitholders of the Feeder (and any other Feeder Fund) participate in this Redemption Program as if they were a direct holder of Units of the Partnership

Any Unit redemption program for a Parallel Fund will include substantially similar timing, volume and suspension limitations as provided for in this Redemption Program. Redemption requests from Unitholders of any Parallel Fund will be pooled together with the redemption requests of the Fund and the Feeder (and any other Feeder Fund) in applying the redemption limitations above and Unitholders of such Parallel Fund will be subject to the same pro rata redemption treatment, if applicable. The General Partner may determine not to apply the Early Redemption Fee to Feeder Funds or Parallel Funds or their investors, often because of administrative or systems limitations.

Items of Note

•	Unitholders will not receive interest on amounts represented by uncashed redemption checks;

•	Under applicable anti-money laundering regulations and other federal regulations, Redemption Requests may be suspended, restricted or canceled and the proceeds may be withheld;

•	IRS regulations require the Partnership to determine and disclose on Schedule K-1 the adjusted cost basis for Units of the Partnership sold or redeemed; and

•	All Units requested to be redeemed must be beneficially owned by the Unitholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the redemption must be authorized to do so by the Unitholder of record or his or her estate, heir or beneficiary, and such Units must be fully transferable and not subject to any liens or encumbrances. In certain cases, the Partnership may ask the requesting party to provide evidence satisfactory to the Partnership that the Units requested for redemption are not subject to any liens or encumbrances. If the Partnership determines that a lien exists against the Units, the Partnership will not be obligated to redeem any Units subject to the lien.

Mail and Telephone Instructions

The Partnership and its transfer agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized Unitholder transactions if they reasonably believed that such instructions were genuine. The Partnership’s transfer agent has established reasonable procedures to confirm that instructions are genuine, including requiring the Unitholder to provide certain specific identifying information on file and sending written confirmation to Unitholders of record. The Partnership and the Partnership’s transfer agent shall not be liable for failure by the Unitholder or its agent to properly act upon instructions in a timely manner under any circumstances. Failure by the Unitholder or its agent to notify the Partnership’s transfer agent within sixty (60) calendar days from receipt of such confirmation, that the instructions were not properly acted upon or of any other discrepancy, will fully relieve the Partnership, the Partnership’s transfer agent and the financial advisor of any liability with respect to the discrepancy.

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Schedule A

Form of Redemption Authorization Form
REDEMPTION AUTHORIZATION FOR Brookfield Private Equity Fund LP or Brookfield Private Equity TE Feeder Fund LP

Use this form to request redemption of your Units in Brookfield Private Equity Fund LP (the “Partnership”) or Brookfield Private Equity TE Feeder Fund LP (the “Feeder”). Please complete all sections below. Capitalized terms not defined herein shall have the meaning ascribed to them in the Redemption Program of the Partnership.

1 REDEMPTION FROM THE FOLLOWING ACCOUNT

Name(s) on the Account

Account Number	Social Security Number/TIN

Financial Advisor Name	Financial Advisor Phone Number

2 REDEMPTION AMOUNT (Check one, required)	3 REDEMPTION TYPE (Check one, required)

☐ All Units	☐ Normal
☐ Number of Units	☐ Death
☐ Disability ☐ Divorce

Additional documentation is required if redeeming due to Death, Disability or Divorce. Contact Investor Relations for detailed instructions at ir@brookfieldoaktree.com

4 PAYMENT INSTRUCTIONS (Select only one)

Indicate how you wish to receive your cash payment below. If an option is not selected, a check will be sent to your address of record. Redemption proceeds for qualified accounts, including IRAs and other Custodial accounts, and certain Broker-controlled accounts as required by your Broker/Dealer of record, will automatically be issued to the Custodian or Broker/Dealer of record, as applicable. All Custodial held and Broker-controlled accounts must include the Custodian and/or Broker/Dealer signature.

☐ Cash/Check Mailed to Address of Record

☐ Cash/Check Mailed to Third Party/Custodian (Signature Guarantee required)

☐ I authorize Brookfield Private Equity Fund LP or Brookfield Private Equity TE Feeder Fund LP, as applicable, or its agent to deposit my redemption proceeds into my checking or savings account.

Name / Entity Name / Financial Institution	Mailing Address

City	State	Zip Code	Account Number

☐ Cash/Direct Deposit. Attach a pre-printed voided check. (Non-Custodian Investors Only)

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I authorize Brookfield Private Equity Fund LP or Brookfield Private Equity TE Feeder Fund LP, as applicable, or its agent to deposit my redemption proceeds into my checking or savings account. In the event that Brookfield Private Equity Fund LP or Brookfield Private Equity TE Feeder Fund LP, as applicable, or its agent deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name	Mailing Address	City	State

Your Bank’s ABA Routing Number	Your Bank Account Number

PLEASE ATTACH A PRE-PRINTED VOIDED CHECK

5 UNIT REDEMPTION PROGRAM CONSIDERATIONS (Select only one)

The Redemption Program contains limitations on the number of Units that can be redeemed under the Redemption Program during any calendar quarter. In addition to these limitations, the General Partner cannot guarantee that the Partnership will have sufficient funds to accommodate all Redemption Requests made in any applicable redemption period and the General Partner may cause the Partnership to redeem fewer Units than have been requested in any particular calendar quarter, or none at all. If the quarterly volume limitation is reached in any particular calendar quarter or the General Partner determines to redeem fewer Units than have been requested to be redeemed in any particular calendar quarter, Units submitted for redemption for such calendar quarter will be redeemed on a pro rata basis after the Partnership has redeemed all Units for which redemption has been requested due to death, qualifying disability, divorce or adjudicated incompetence of the Unitholder and other limited exceptions. If Redemption Requests are reduced on a pro rata basis after the Partnership has redeemed all Units for which redemption has been requested due to death, qualifying disability, divorce or adjudicated incompetence of the Unitholder or other limited exceptions, you may elect (at the time of your Redemption Request) to either withdraw your entire request for redemption or have your request honored on a pro rata basis. If you wish to have the remainder of your initial request redeemed, you must resubmit a new Redemption Request for the remaining amount. Please select one of the following options below. If an option is not selected, your redemption request will be processed on a pro rata basis, if needed.

☐	Process my Redemption Request on a pro rata basis.

☐	Withdraw (do not process) my entire Redemption Request if amount will be reduced on a pro rata basis.

6 AUTHORIZATION AND SIGNATURE

IMPORTANT: Signature Guarantee may be required if any of the following applies:

•	Amount to be redeemed is $500,000 or more.

•	The redemption is to be sent to an address other than the address we have had on record for the past thirty (30) days.

•	The redemption is to be sent to an address other than the address on record.

•	If name has changed from the name in the account registration, we must have a one-and-the-same name signature guarantee. A one-and-the-same signature guarantee must state “<Previous Name> is one-and-the-same as <New Name>” and you must sign your old and new name.

•	The redemption proceeds are deposited directly according to banking instructions provided on this form. (Non-Custodial Investors Only)

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Investor Name (Please Print)	Signature	Date

Co-Investor Name (Please Print)	Signature	Date

Signature Guarantee (Affix Medallion or Signature Guarantee Stamp Below)	Custodian and/or Broker/Dealer Authorization (if applicable) Signature of Authorized Person

Please refer to the Partnership Agreement and Memorandum you received in connection with your initial investment in the Partnership for a description of the current terms of the Redemption Program. There are various limitations on your ability to request that the Partnership redeems your Units, including, subject to certain exceptions, the Early Redemption Fee if your Units have been outstanding for less than two (2) years. In addition, redemptions under the Redemption Program will be limited in any calendar quarter to 5% of the Partnership’s outstanding Units (either by number of Units or aggregate NAV of the Partnership (including NAV attributable to any Feeder Fund) and any Parallel Fund) as of the close of the previous calendar quarter, unless the General Partner, in its sole discretion, determines to cause the Partnership to offer to redeem Units in an amount that exceeds such 5% quarterly limitation. The Partnership will have no obligation to redeem Units, including if the redemption would violate federal law or Delaware law, including restrictions on distributions thereunder. The General Partner may determine to make exceptions to, amend or suspend the Redemption Program without Unitholder approval if in its reasonable judgment it deems such action to be in the best interest of the Partnership the Unitholders, including, but not limited to, tax, regulatory or other structuring reasons. As a result, Unit redemptions may not be available each quarter, such as when a redemption offer would place an undue burden on the Partnership’s liquidity, adversely affect its operations or risk having an adverse impact on the Partnership that would outweigh the benefit of the redemption offer, in each case as determined by the General Partner in its sole discretion. Material amendments and/or suspension of the Redemption Program may be made by the General Partner in accordance with the Partnership Agreement and the Memorandum. Redemption of Units, when requested, will generally be made quarterly. All requests for redemption must be received in good order by the Redemption Deadline, which is on or about 4:00 p.m. (Eastern Time) on the 60th calendar day prior to the end of the applicable calendar quarter, as determined by the General Partner in its sole discretion. A Unitholder may withdraw his or her Redemption Request by notifying the transfer agent, directly or through the Unitholder’s financial intermediary, on the Partnership’s toll-free, automated telephone line, 844-988-1717. A Unitholder may withdraw its Redemption Request until the Redemption Deadline. The General Partner cannot guarantee that the Partnership will have sufficient available funds or that the Partnership will otherwise be able to accommodate any or all requests made in any applicable redemption period. All questions as to the form and validity (including time of receipt) of Redemption Requests and notices of withdrawal will be determined by the General Partner, in its sole discretion, and such determination shall be final and binding.

Mail to:

Brookfield Private Equity Fund LP

PO Box 219097

Kansas City, MO 64121-9097

Overnight Address:

Brookfield Private Equity Fund LP

801 Pennsylvania Ave Suite 219097

Kansas City, MO 64105-1307

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